UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PALO ALTO NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

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PALO ALTO NETWORKS, INC.

3000 TANNERY WAY

SANTA CLARA, CALIFORNIA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Standard Time on Friday, December 8, 2017

Dear Stockholders of Palo Alto Networks, Inc.:

The 2017 annual meeting of stockholders and any postponements, adjournments or continuations thereof (the “Annual Meeting”) of Palo Alto Networks, Inc., a Delaware corporation, will be held on Friday, December 8, 2017 at 10:00 a.m. Pacific Standard Time, at our headquarters, located at 3000 Tannery Way, Santa Clara, California 95054, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class III directors to serve until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2018;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4.	To approve the Palo Alto Networks, Inc. Executive Incentive Plan;

5.	To consider and vote upon a stockholder proposal regarding a diversity report, if properly presented at the annual meeting; and

6.	To transact any and all such other business that may properly come before the Annual Meeting.

Our board of directors has fixed the close of business on October 16, 2017 as the record date for the Annual Meeting. Only stockholders of record on October 16, 2017 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about October 23, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented.

We appreciate your continued support of Palo Alto Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Mark McLaughlin

Chairman and Chief Executive Officer

Santa Clara, California

October 23, 2017

PALO ALTO NETWORKS, INC.

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Standard Time on Friday, December 8, 2017

This proxy statement and your proxy card are furnished in connection with the solicitation of proxies by our board of directors for use in connection with the 2017 annual meeting of stockholders of Palo Alto Networks, Inc. (“Palo Alto Networks”), a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Friday, December 8, 2017 at 10:00 a.m. Pacific Standard Time, at our headquarters, located at 3000 Tannery Way, Santa Clara, California 95054. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about October 23, 2017 to all stockholders entitled to vote at the Annual Meeting. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of three Class III directors to serve until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2017;

•	a proposal to approve, on an advisory basis, the compensation of our named executive officers;

•	a proposal to approve the Palo Alto Networks, Inc. Executive Incentive Plan;

•	a stockholder proposal regarding a diversity report, if properly presented at the Annual Meeting; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Frank Calderoni, Carl Eschenbach and Daniel J. Warmenhoven as Class III directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2018;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;

•	“FOR” the approval of the Palo Alto Networks, Inc. Executive Incentive Plan (“Executive Incentive Plan”); and

•	“AGAINST” the stockholder proposal regarding a diversity report.

Who is entitled to vote?

Holders of our common stock as of the close of business on October 16, 2017 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, 91,977,343 shares of our common stock were outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the Record Date. Stockholders may not cumulate votes in the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker, bank, or other nominee’s procedures for obtaining a legal proxy and present your legal proxy at the Annual Meeting. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

Can I attend the Annual Meeting?

•	You may attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of October 16, 2017. All stockholders must bring proof of identification, such as a driver’s license or passport, for admission to the Annual Meeting.

•	If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting.

•	If you are a street name stockholder, you will be asked to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement, a copy of the Notice or voting instruction card provided by the broker, bank or other nominee that is the stockholder of record, or other similar evidence of beneficial ownership, as well as proof of identification, for admission. If you wish to be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of elections with your ballot at the Annual Meeting.

•	Registration will begin at 9:30 a.m. Pacific Standard Time on the date of the Annual Meeting. If you do not provide proof of identification and comply with the other procedures outlined above, you may not be admitted to the Annual Meeting.

•	Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

•	You may contact us at (408) 753-4000 for directions to the Annual Meeting.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Standard Time, on December 7, 2017 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card so it is received prior to the Annual Meeting (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of Palo Alto Networks, in writing, at the address listed on the front page of this proxy statement; or

•	completing a written ballot at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote or revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When a proxy card is properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If a proxy card is signed, but no specific instructions are given, the shares represented by such proxy card will be voted in accordance with the recommendations of our board of directors, as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares subject to proxies. If the Annual Meeting is adjourned, the proxy holders can vote your shares subject to proxies when the Annual Meeting is rescheduled, unless you have properly revoked your proxy instructions, as described above.

Why did I receive the Notice instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about October 23, 2017 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

What is a quorum?

A quorum is the minimum number of shares required to be present for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote shares held in street name on a particular matter in the absence of instructions from the beneficial owner of such shares (“broker non-vote”). See the section titled “How may my broker, bank or other nominee vote my shares if I fail to timely provide voting instructions?” The shares of our common stock subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or a broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each proposal?

•	Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” such nominees are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•	Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2018 requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

•	Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our board of directors values stockholders’ opinions. The compensation committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.

•	Proposal No.4: The approval of the Executive Incentive Plan requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 5: The stockholder proposal requesting additional diversity disclosure requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds your shares of our common stock. In addition to using the internet, our directors, officers and employees may solicit proxies in person and by mail, telephone, facsimile, or electronic transmission, for which they will not receive any additional compensation. We have retained Saratoga Proxy Consulting LLC to assist us in soliciting proxies for a fee of $15,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.

How may my broker, bank or other nominee vote my shares if I fail to timely provide voting instructions?

Brokerage firms, banks or other nominees holding shares of our common stock in street name for beneficial owners are generally required to vote such shares in the manner directed by the beneficial owner. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2018. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Palo Alto Networks or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our board of directors.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary voting results and will provide the final voting results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice, and if applicable, our proxy materials, to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders sharing the same address. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate copies of the Notice, or if applicable, our proxy materials. Upon written or oral request, we will deliver promptly separate copies of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice or, if applicable, our proxy materials, stockholders may contact us at the following: Palo Alto Networks, Inc., Attention: Investor Relations, 3000 Tannery Way, Santa Clara, California 95054 or Tel: (408) 753-4000.

Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than June 25, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Palo Alto Networks, Inc., Attention: Corporate Secretary, 3000 Tannery Way, Santa Clara, California 95054.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2018 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business August 9, 2018; and

•	not later than the close of business on September 8, 2018.

In the event that we hold our 2018 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Recommendation and Nomination of Director Candidates

You may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include, among other requirements, information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors, and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of eleven members. Nine of our directors are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”) and SEC rules and regulations. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The names and certain other information as of October 23, 2017 for each of the nominees for election as a director, for each of the continuing members of the board of directors are set forth below.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Frank Calderoni (1)	III	60	Director	2016	2017	2020
Carl Eschenbach (2) (3)	III	50	Director	2013	2017	2020
Daniel J. Warmenhoven (2) (3) (4)	III	66	Director	2012	2017	2020

Continuing Directors
John M. Donovan (1)	I	57	Director	2012	2018	—
Stanley J. Meresman (1)	I	70	Director	2014	2018	—
Nir Zuk	I	46	Director and Chief Technology Officer	2005	2018	—
Mary Pat McCarthy (1)	I	62	Director	2016	2018	—
Mark D. McLaughlin	II	51	Chairman and Chief Executive Officer	2011	2019	—
Asheem Chandna (2) (3)	II	53	Director	2005	2019	—
James J. Goetz (2) (3)	II	51	Director	2005	2019	—
Sridhar Ramaswamy (3)	II	51	Director	2017	2019	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee
(4)	Lead Independent Director

Nominees for Director

Frank Calderoni has served as a member of our board of directors since February 2016. Since January 2017, Mr. Calderoni has served as President, Chief Executive Officer and a director of Anaplan, Inc., a planning and performance management platform. From June 2015 to January 2017, Mr. Calderoni served as Executive Vice President, Operations and Chief Financial Officer of Red Hat, Inc., a software company. From May 2004 to January 2015, Mr. Calderoni served in various positions at Cisco Systems, Inc., a multinational technology company, including as Executive Vice President and Chief Financial Officer. Mr. Calderoni currently serves on the board of directors of Adobe Systems Incorporated, a global software company, and has previously served on the board of directors of Nimble Storage, Inc., a data storage company. Mr. Calderoni holds a B.S. in Accounting and Finance from Fordham University and an M.B.A. from Pace University. Mr. Calderoni was selected to serve on our board of directors because of his extensive financial and accounting expertise from his current and prior experience as Chief Financial Officer of various public companies, a deep understanding of financial reporting rules and regulations as well as his extensive experience in the technology industry.

Carl Eschenbach has served as a member of our board of directors since May 2013. Mr. Eschenbach has been a general partner at Sequoia Capital Operations, LLC, a venture capital firm, since April 2016, and continues to serve as a strategic advisor to VMware, Inc., a provider of cloud and virtualization software and services. Prior to joining Sequoia Capital Operations, LLC, Mr. Eschenbach served as Chief Operating Officer and President of VMware, Inc. a role he held from December 2012 to February 2016. Mr. Eschenbach previously served as VMware’s President and Chief Operating Officer from April 2012 to December 2012, as VMware’s Co-President, Customer Operations from January 2011 to April 2012 and as VMware’s Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware in 2002, he was Vice President of North America Sales at Inktomi from 2000 to 2002. Mr. Eschenbach also held various sales management positions with 3Com Corporation, Lucent Technologies Inc. and EMC. Mr. Eschenbach was selected to serve on our board of directors because of his extensive experience in the technology industry and his previous public company management experience.

Daniel J. Warmenhoven has served as the Lead Independent Director of our board of directors since March 2012. From October 1994 to August 2009, Mr. Warmenhoven was Chief Executive Officer at NetApp, Inc., a provider of computer storage and data management, and on their board of directors as Executive Chairman from August 2009 through September 2014. Mr. Warmenhoven previously served on the board of directors of Aruba Networks, a vendor of data networking solutions. Mr. Warmenhoven holds a B.S. degree in Electrical Engineering from Princeton University. Mr. Warmenhoven was selected to serve on our board of directors because of his extensive experience in the technology industry and his public company management and board experience.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Messrs. Calderoni, Eschenbach and Warmenhoven. We expect that each of Messrs. Calderoni, Eschenbach and Warmenhoven will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your shares will not be voted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Asheem Chandna has served as a member of our board of directors since April 2005. Mr. Chandna has been a Partner at Greylock Partners, a venture capital firm, since September 2003, where he focuses on investments in enterprise IT, including security products. From April 2003 to June 2013, Mr. Chandna was a director of Imperva, Inc., a provider of cyber security solutions. From April 1996 to December 2002, Mr. Chandna was Vice President, Business Development and Product Management at Check Point Software. Mr. Chandna currently serves on the board of directors of a number of privately held companies. Mr. Chandna holds a B.S. in Electrical Engineering and an M.S. in Computer Engineering from Case Western Reserve University. Mr. Chandna was selected to serve on our board of directors because of his specific professional experience with Internet security products, his extensive background with enterprise IT companies, and his public and private company board experience.

John M. Donovan has served as a member of our board of directors since September 2012. Mr. Donovan has worked at AT&T Inc., a provider of telecommunication services, since April 2008, first as Chief Technology Officer and currently as Chief Executive Officer—AT&T Communications. From November 2006 to April 2008, Mr. Donovan was Executive Vice President of Product, Sales, Marketing and Operations at Verisign. From November 2000 to November 2006, Mr. Donovan served as Chairman and CEO of inCode Telecom Group Inc., a provider of strategy and consulting services to the telecommunications industry. Prior to joining inCode, Mr. Donovan was a Partner with Deloitte Consulting where he was the Americas industry practice director for telecommunications. Mr. Donovan holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from the University of Minnesota. Mr. Donovan was selected to serve on our board of directors because of his extensive experience in the telecommunications industry.

James J. Goetz has served as a member of our board of directors since April 2005. Mr. Goetz has been a managing member of Sequoia Capital Operations, LLC, a venture capital firm, since June 2004, where he focuses on cloud, mobile, and enterprise companies. Mr. Goetz currently serves on the board of directors of several privately held companies. Mr. Goetz has previously served on the boards of directors of Barracuda Networks, Inc., a data security and storage company from 2009 to 2017, Nimble Storage, Inc., a data storage company, from 2007 to 2017, Jive Software, Inc., a provider of social business software, from 2007 until 2015, and Ruckus Wireless, Inc., a manufacturer of wireless (Wi-Fi) networking equipment, from 2012 until 2015. Mr. Goetz holds an M.S. in Electrical Engineering with a concentration in Computer Networking from Stanford University and a B.S. in Electrical Engineering with a concentration in Computer Engineering from the University of Cincinnati. Mr. Goetz was selected to serve on our board of directors because of his deep experience with the venture capital industry and providing guidance and counsel to a wide variety of Internet and technology companies.

Mary Pat McCarthy has served as a member of our board of directors since October 2016. Ms. McCarthy, now retired, served as Vice Chair of KPMG LLP, the U.S. member firm of the global audit, tax and advisory services firm, until 2011 after attaining such position in 1998. She joined KPMG LLP in 1977 and became a partner in 1987. She held numerous senior leadership positions in the firm, including Executive Director of the KPMG Audit Committee Institute from 2008 to 2011, Leader of the KPMG Client Care Program from 2007 to 2008, U.S. Leader, Industries and Markets from 2005 to 2006, and Global Leader, Information, Communication and Entertainment Practice from 1998 to 2004. Ms. McCarthy also served on KPMG’s Management and Operations Committees. Ms. McCarthy earned a Bachelor of Science degree in Business Administration from Creighton University and completed the University of Pennsylvania Wharton School’s KPMG International Development Program. Ms. McCarthy serves as a director of Andeavor Corporation (formerly Tesoro Corporation), a global energy corporation and Mutual of Omaha, an insurance and banking company. Ms. McCarthy was selected to serve on our board of directors due, in part, to her background as chairperson of the Audit Committee of each of Andeavor Corporation and Mutual of Omaha and her financial and accounting expertise from her prior extensive experience as the Vice Chair of KPMG LLP.

Mark D. McLaughlin has served as our Chief Executive Officer and as a member of our board of directors since August 2011, and as the Chairman of our board of directors since April 2012. From July 2011 through August 2016, Mr. McLaughlin also served as our President. From August 2009 through July 2011, Mr. McLaughlin served as President and Chief Executive Officer and as a director at VeriSign, Inc., a provider of Internet infrastructure services, and from January 2009 to August 2009, Mr. McLaughlin served as President and Chief Operating Officer at VeriSign. From February 2000 through November 2007, Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an Internet payments company acquired by VeriSign in February 2000. In January 2011, President Barack Obama appointed Mr. McLaughlin to serve on the President’s National Security Telecommunications Advisory Committee. Mr. McLaughlin currently serves on the board of directors of Qualcomm, Inc., a global semiconductor company that designs and markets wireless telecommunications products and services, and previously served on the board of directors of Opower, Inc., a provider of cloud based software to the utility industry. Mr. McLaughlin holds a B.S. from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law. Mr. McLaughlin was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and his extensive background in the technology industry.

Stanley J. Meresman has served as a member of our board of directors since September 2014. Prior to that, Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, from January 2004 to December 2004, and served as General Partner and Chief Operating Officer from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor, board member and advisor to several technology companies. From May 1989 to May 1997, Mr. Meresman was the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc., a manufacturer of high-performance computing solutions. Prior to Silicon Graphics, he was Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor, a semiconductor company. Mr. Meresman currently serves on the board of directors of Snap, Inc., a camera and social media company, and several private companies. He previously served on the board of directors of LinkedIn Corporation, Zynga Inc., Meru Networks, Riverbed Technology, Inc. and Polycom, Inc. Mr. Meresman holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley. Mr. Meresman was selected to serve on our board of directors due, in part, to his background as chair of the audit committee of other public companies and his financial and accounting expertise from his prior extensive experience as Chief Financial Officer of two public NYSE-listed companies.

Sridhar Ramaswamy has served as a member of our board of directors since August 2017. Mr. Ramaswamy currently serves as Senior Vice President Ads & Commerce at Google, Inc., a multinational technology company that specializes in internet-related services and products, a position he has held since March 2013. From 2003 to March 2013, Mr. Ramaswamy served in various leadership roles in Google’s engineering group, including as Senior Vice President Engineering. Prior to joining Google, Mr. Ramaswamy served in engineering and other technical roles at E.piphany Inc., Bell Laboratories, Inc., and Telcordia Technologies, Inc. Mr. Ramaswamy holds a B.S. in Computer Science from the India Institute of Technology, Madras India and a M.S. and PhD in Computer Science from Brown University. Mr. Ramaswamy was selected to serve on our board of directors due, in part, to the depth of his technical engineering background and his extensive cloud and infrastructure expertise.

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our board of directors since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper Networks, Inc., a supplier of network infrastructure products and services. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended

Tel Aviv University where he studied Mathematics. Mr. Zuk was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with network security companies.

Director Independence

Our common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the listing standards of the NYSE. In order to be considered independent for purposes of Rule 10A-3, a member of a listed company’s audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE. In order for a member of a listed company’s compensation committee to be considered independent for purposes of the listing standards of the NYSE, the listed company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the listed company to such director; and (2) whether such director is affiliated with the listed company, a subsidiary of the listed company, or an affiliate of a subsidiary of the listed company.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Ms. McCarthy and each of Messrs. Calderoni, Chandna, Donovan, Eschenbach, Goetz, Meresman, Ramaswamy and Warmenhoven do not have a material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Since the beginning of our last fiscal year through October 15, 2017, both directly and through our channel partners, we have sold an aggregate of approximately $58.8 million and $0.5 million of products and services to AT&T Inc. (“AT&T”) and Anaplan, Inc. (“Anaplan”) respectively, in arm’s length transactions. In addition, since the beginning of our last fiscal year through October 15, 2017, we have purchased an aggregate of approximately $0.2 million, $0.7 million and $4.5 million of AT&T, Anaplan and Google, Inc. products and services, respectively, in arm’s length transactions.

We entered into these commercial dealings in the ordinary course of our business. In making the determinations as to which members of our board of directors are independent, our board of directors considered the fact that Mr. Donovan, one of our directors, is an executive officer of AT&T, that Mr. Calderoni, one of our directors, is an executive officer at Anaplan, and that Mr. Ramaswamy, one of our directors, is an executive at Google. In reviewing these relationships, our board of directors determined these relationships do not impede the ability of Mr. Donovan, Mr. Calderoni or Mr. Ramaswamy to act independently on our behalf and on behalf of our stockholders.

Additionally, none of Messrs. Donovan, Calderoni or Ramaswamy take part in the discussion of transactions with AT&T, Anaplan, or Google, respectively, when such transactions are reviewed by our board of directors. Additionally, AT&T expects its 2017 capital expenditures to be in the $22 billion range. AT&T’s purchases of our products and services, which totaled $58.8 million, are not material to either us or AT&T. All transactions with AT&T, Anaplan and Google are subject to our rigorous related party transactions review process and policy.

Leadership Structure

Mr. McLaughlin currently serves as both Chairman of our board of directors and as our Chief Executive Officer. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing our board of directors and management to benefit from Mr. McLaughlin’s leadership and years of experience as an executive in the technology industry. Serving on our board of directors and as Chief Executive Officer since August 2011, Mr. McLaughlin is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. McLaughlin possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while our Chief Executive Officer brings company specific experience and expertise. Our board of directors believes that Mr. McLaughlin’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a Lead Independent Director at any time when our Chief Executive Officer serves as the Chairman of our board of directors or if our Chairman is not otherwise independent. Because our Chief Executive Officer, Mr. McLaughlin, is our Chairman, our board of directors has appointed Mr. Warmenhoven to serve as our Lead Independent Director. As our Lead Independent Director, Mr. Warmenhoven presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Effectiveness; Director Assessment; Board Education

It is important that our board of directors and its committees are performing effectively and in the best interest of Palo Alto Networks and its stockholders. Our board of directors performs an annual self-assessment, overseen by the nominating and corporate governance committee, to evaluate its effectiveness in fulfilling its obligations. Directors are sent questions by our outside legal counsel covering board of directors, committee, self and peer performance. Our outside legal counsel then interviews each director to obtain his or her assessment of the effectiveness of our board of directors and committees, as well as director performance and board of directors’ dynamics, summarizes these individual assessments for discussion with the board of directors and committees, and leads a discussion with the nominating and corporate governance committee and the board of directors. The board of directors then takes such further action as it deems appropriate. In addition, we encourage directors to participate in continuing education programs focused on our business and industry, committee roles and responsibilities, and legal and ethical responsibilities of directors.

Board Meetings and Committees

During our fiscal year ended July 31, 2017, the board of directors held eight meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Eight of our ten directors at the time attended our 2016 Annual Meeting of Stockholders, either telephonically or in person.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Directors serve on these committees until their resignation or until otherwise determined by our board of directors. All of the directors on the standing committees of our board of directors are independent, and each of these committees is led by a committee chairperson.

Audit Committee

Our audit committee consists of Ms. McCarthy and Messrs. Calderoni, Donovan and Meresman, with Mr. Meresman serving as the chair.

The composition of our audit committee meets the requirements for independence for audit committee members under the listing standards of the NYSE and the rules and regulations of the SEC. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our board of directors has determined that each of Ms. McCarthy and Messrs. Calderoni and Meresman are “audit committee financial experts” within the meaning of the rules and regulations of the SEC. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	reviewing and participating in the selection of our internal auditor and periodically reviewing the activities and reports of the internal audit function and any issues encountered in the course of the internal audit function’s work;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed reports;

•	reviewing and approving or ratifying any proposed related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at http://investors.paloaltonetworks.com/. During our fiscal year ended July 31, 2017, our audit committee held seven meetings.

Compensation Committee

Our compensation committee consists of Messrs. Chandna, Eschenbach, Goetz and Warmenhoven, with Mr. Chandna serving as the chair. The composition of our compensation committee meets the requirements for independence for compensation committee members under the listing standards of the NYSE and the rules and regulations of the SEC. Each member of our compensation committee is also a “non-employee director,” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as defined pursuant to Section 162(m) of the Internal Revenue Code (the “Code”). The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee is responsible for, among other things:

•	reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation arrangements, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy and compensation plans; and

•	preparing the compensation committee report that the SEC requires to accompany the Compensation Discussion and Analysis contained in our annual proxy statement.

Our compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at http://investors.paloaltonetworks.com. During our fiscal year ended July 31, 2017, our compensation committee held four meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Chandna, Eschenbach, Goetz, Ramaswamy and Warmenhoven, with Mr. Warmenhoven serving as the chair. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and the rules and regulations of the SEC. Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations;

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by our audit committee; and

•	oversees our annual board of director and committee self-assessment process.

Our nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investors.paloaltonetworks.com/. During our fiscal year ended July 31, 2017, our nominating and corporate governance committee held four meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity (including gender and race), experience of particular relevance to us and the board of directors, independence, age, area of expertise, length of service, potential conflicts of interest and other commitments. These factors may be weighted differently depending on the individual being considered or the needs of the board of directors at the time.

Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and actively participate in all board of director and applicable committee meetings. Given the significant time commitment that board membership requires, our board of directors generally believes that no director should be a member of more than three public company boards. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Our nominating and corporate governance committee will also seek appropriate input from our Chief Executive Officer from time to time in assessing the needs of our board of directors for relevant background, experience, diversity and skills of its members.

Our board of directors should be a diverse body, with varying perspectives and experiences. Our nominating and corporate governance committee considers diversity (whether based on broader principles such as diversity of perspective, experiences, and expertise, as well as factors commonly associated with diversity such as gender, race or national origin) in connection with its evaluation of director candidates, including the evaluation and determination of whether to re-nominate incumbent directors. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. The nominating and corporate governance committee is committed to seeking out qualified and diverse director candidates, including women and individuals from minority groups, to include in the pool from which director candidates are chosen. Any search firm retained by our nominating and corporate governance committee to find director candidates would be instructed to take into account all of the considerations used by our nominating and corporate governance committee including diversity. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of our company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our certificate of incorporation and bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our bylaws, stockholders may also nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our bylaws and recommendations should be sent in writing to our Corporate Secretary at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to the board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel or our Legal Department, at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054. Our General Counsel or our Legal Department, in consultation with appropriate members of our board of directors, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Investor Information portion of our website at http://investors.paloaltonetworks.com/. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation programs and policies. Finally, our board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Succession Planning

Our board of directors and management team recognize the importance of continually developing our talented employee base. Accordingly, our management team conducts an annual talent review of the current senior leadership positions. In addition, our CEO annually reviews a succession plan for the CEO position, using formal criteria to evaluate potential successors and also interim candidates in the event of an emergency situation. In conducting its evaluation, our board of directors considers organizational needs, competitive challenges, leadership/management potential and development, and emergency situations.

Director Stock Ownership Guidelines

Our board of directors believes that our directors and executive officers should hold a meaningful financial stake in the company in order to further align their interests with those of our stockholders and therefore adopted stock ownership guidelines in fiscal 2017. Under the guidelines, each non-employee director must own the lesser of (i) company stock with a value of three times the annual cash retainer for board service or (ii) 6,875 shares. Our non-employee directors are required to achieve ownership of our common stock within five years of the later of August 26, 2016 or such director’s appointment or election date as applicable.

See the section titled “Discussion of our Fiscal 2017 Executive Compensation Program—Other Compensation Policies—Stock Ownership and Compensation Recovery Policies” for additional details on our executive ownership guidelines.

Director Compensation

In fiscal 2013, our nominating and corporate governance committee approved a policy for the compensation of the non-employee members of our board of directors (the “Director Compensation Policy”) to attract, retain, and reward these individuals and align their financial interests with those of our stockholders. Only non-employee directors who are not affiliated with investment funds that hold shares of our common stock are eligible for compensation under the Director Compensation Policy. The Director Compensation Policy was amended in September 2014, effective for fiscal 2015. There is no cash compensation paid under the Director Compensation Policy.

Initial Award. Under the Director Compensation Policy and prior to its recent amendment, when an eligible director initially joined our board of directors, the eligible director received an initial award of restricted stock units having a value between $750,000 to $1 million (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). The value of this initial award has been subsequently increased to $1 million effective the beginning of fiscal 2015. This initial award will vest as to one third of the shares covered by the restricted stock unit award on the first anniversary of the date the eligible director joined our board of directors, and the remaining shares will vest quarterly over the following two years, subject to the director’s continued service as of each such date.

Annual Award. Under the Director Compensation Policy and prior to its recent amendment, at each annual meeting of stockholders, each eligible director received an annual restricted stock unit award having a value equal to $200,000 (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). The value of the annual award has been subsequently increased to $300,000 effective the beginning of fiscal 2015. In addition, at each annual meeting of stockholders, our Lead Independent Director will receive an additional annual restricted stock unit award having a value equal to $50,000 (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). All annual awards, including the annual awards to the lead independent director, will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

Committee Awards. At each annual meeting of stockholders, the chairpersons and members of the three standing committees of our board of directors will receive additional annual restricted stock unit awards for committee service having the following values (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant):

Board Committee	Chairperson Retainer ($)	Member Retainer ($)
Audit Committee	35,000	20,000
Compensation Committee	25,000	15,000
Nominating and Corporate Governance Committee	15,000	10,000

Any eligible director who serves as chairperson of a committee is not entitled to a member retainer for the same committee. The committee awards will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

Fiscal 2017 Director Compensation Table

The following table presents summary information regarding the compensation paid to our non-employee directors for our fiscal year ended July 31, 2017.

Director	Stock Awards ($) (1)	Total($)
Frank Calderoni (2)	289,629	289,629
Asheem Chandna (3)	303,215	303,215
John M. Donovan (4)	289,629	289,629
Carl Eschenbach (5)	294,071	294,071
James J. Goetz (6)	—	—
Mary Pat McCarthy (7)	962,539	962,539
Stanley J. Meresman (8)	303,215	303,215
Daniel J. Warmenhoven (9)	343,714	343,714
Sridhar Ramaswamy (10)	—	—

(1)	The amounts reported in this column represent the aggregate grant date fair value of these restricted stock units (“RSUs”) as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2017, filed with the SEC on September 7, 2017. These amounts do not necessarily correspond to the actual value that may be recognized by the director upon the vesting of such awards.

(2)	As of July 31, 2017, Mr. Calderoni held 5,197 RSUs.
(3)	As of July 31, 2017, Mr. Chandna held 1,160 RSUs.
(4)	As of July 31, 2017, Mr. Donovan held 1,108 RSUs.
(5)	As of July 31, 2017, Mr. Eschenbach held 1,125 RSUs.
(6)	Mr. Goetz receives no compensation under the Director Compensation Policy.
(7)	Effective as of October 20, 2016, Ms. McCarthy was elected to our board of directors. The value in the table above represents the initial stock award she received on October 20, 2016. Given the date of Ms. McCarthy’s appointment to our board of directors, and pursuant to the terms of her offer letter, she will first be eligible to receive equity grants equal to the value of the annual board and audit committee stock awards set forth in our Director Compensation Policy at the Annual Meeting. As of July 31, 2017, Ms. McCarthy held 6,480 RSUs.
(8)	As of July 31, 2017, Mr. Meresman held 2,103 RSUs.
(9)	As of July 31, 2017, Mr. Warmenhoven held 1,315 RSUs.
(10)	Effective as of August 29, 2017, Mr. Ramaswamy was elected to our board of directors. Accordingly, he did not earn any compensation in fiscal 2017.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our financial statements for our fiscal year ending July 31, 2018. During our fiscal year ended July 31, 2017, EY served as our independent registered public accounting firm.

Notwithstanding the selection of EY and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of Palo Alto Networks and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending July 31, 2018. Our audit committee is submitting the selection of EY to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of EY, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by EY for our fiscal years ended July 31, 2016 and 2017.

	2016	2017
Audit Fees (1)	$3,039,554	$3,654,504
Audit-Related Fees (2)	475,278	191,985
Tax Fees (3)	341,322	780,599
All Other Fees	0	0
	$3,856,154	$4,627,088

(1)	Audit fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, and review of our quarterly consolidated financial statements presented in our Quarterly Reports on Form 10-Q. These fees also include professional services provided for new and existing statutory audits of subsidiaries or affiliates of the Company.
(2)	Audit-Related fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations, services provided in connection with regulatory filings, technical accounting guidance and other attestation services.
(3)	Tax Fees consist of fees for professional services for tax compliance and tax planning. These services include assistance regarding federal, state and international tax compliance.

Auditor Independence

In our fiscal year ended July 31, 2017, there were no other professional services provided by EY that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board (the “PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to our audit committee for approval:

•	Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•	Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Our audit committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and our audit committee requires our independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by our audit committee before our independent registered public accounting firm is engaged. Any proposed services exceeding these levels or amounts require specific pre-approval by our audit committee. All fees paid to EY for our fiscal year ended July 31, 2017, were pre-approved by our audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee consists of Ms. McCarthy and Messrs. Calderoni, Donovan and Meresman, with Mr. Meresman serving as the chair. Each member of the committee is an independent director as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Information portion of our web site at www.paloaltonetworks.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

The audit committee assists our board of directors in the board’s oversight and monitoring of:

•	our accounting and financial reporting processes and internal controls as well as the audit and integrity of our financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function;

•	our compliance with applicable law; and

•	risk assessment and risk management pertaining to financial, accounting and tax matters of the company.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm.

The audit committee is responsible for the appointment, compensation, retention, and oversight of the work performed by EY. In fulfilling its oversight responsibility, the audit committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and EY;

•	discussed with EY the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2017, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Stanley J. Meresman (Chair)

Mary Pat McCarthy

Frank Calderoni

John M. Donovan

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we have provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis,” demonstrates that our executive compensation program has been designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Palo Alto Networks, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Palo Alto Networks, Inc.’s proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules and regulations of the SEC, including the compensation discussion and analysis, the compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

APPROVAL OF THE EXECUTIVE INCENTIVE PLAN

In August 2017, our compensation committee adopted the Executive Incentive Plan (the “Incentive Plan”), subject to approval from our stockholders at the Annual Meeting. We are asking stockholders to approve the Incentive Plan, so that we would have the ability to grant awards that may be deductible in full for federal income tax purposes the compensation recognized by our executive officers in connection with performance-based cash bonuses and equity awards granted under the Incentive Plan.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including “performance-based compensation” within the meaning of Section 162(m), are excluded from this deductibility limit. For performance-based cash incentives and equity awards granted under the Incentive Plan to qualify as such “performance-based compensation,” the material terms of the Incentive Plan must be approved by our stockholders.

The Incentive Plan will not become effective if it is not approved by our stockholders, but if that happens, we may pay bonuses or grant equity awards outside of the Incentive Plan, which may not be fully deductible by us for federal income tax purposes.

Summary of the Incentive Plan

The following paragraphs provide a summary of the principal features of the Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the Incentive Plan and is qualified in its entirety by the specific language of the Incentive Plan. A copy of the Incentive Plan is provided as Appendix A to this Proxy Statement.

Purposes of the Incentive Plan

The purpose of the Incentive Plan is to motivate and reward eligible service providers of our company for their service by providing incentive compensation in the form of cash bonuses and equity compensation. The cash bonuses and equity awards granted under the Incentive Plan are intended to be fully deductible under Section 162(m), but we cannot guarantee they will qualify for the performance-based exemption under Section 162(m). The Incentive Plan includes a component setting forth the terms for performance-based cash awards (the “cash component”) and a component setting forth the terms for performance-based equity awards (the “equity component”).

Cash Component

Eligibility

Actual awards under the cash component may only be issued to our employees or any affiliate of our company. As of October 1, 2017, we had approximately 4,530 employees (including 2 employees who are also members of our board of directors).

Administration

The cash component will be administered by our compensation committee or any other duly authorized committee of our board of the directors consisting of two or more “outside directors” within the meaning of Section 162(m) (in either case, the “administrator”). The administrator will select which of our employees (and employees of our affiliates) will be eligible to receive awards under the cash component for an applicable performance period (the “cash component participants”). The actual number of cash component participants during any year cannot be determined in advance because the administrator has discretion to select the cash component participants.

Performance Periods and Performance Goals

Performance-based cash incentives may be payable to each cash component participant as a result of satisfying performance goals in a performance period. Each performance period has a length of one fiscal year or such other period as determined by the administrator. A cash component participant may be eligible for multiple and overlapping performance periods.

For each performance period, no later than the latest possible date that will not jeopardize the ability of an actual cash award to qualify as “performance-based compensation” under Section 162(m), the administrator will designate cash component participants for the performance period, select the performance goals applicable to the performance period, establish the methodology for calculating the maximum amount earned by satisfying such performance goals (the “payout calculation methodology”), and establish a target and maximum cash award for each cash component participant for the performance period.

The performance goals will be based on a specified list, as further discussed below in the section entitled “Performance Goals.” If a performance goal is based on or calculated with respect to shares of our common stock (“Shares”) and any specified corporate transaction occurs involving our company, the administrator will make equitable adjustments to the performance goal. To the extent identified in the payout calculation methodology, evaluation of performance may include or exclude certain business, financial and/or legal factors as specified by the administrator, as more fully described in the Incentive Plan.

Actual Cash Awards

Before any actual cash award is paid, the administrator must certify in writing to what extent the performance goal(s) were attained. The actual cash award payable to a cash component participant is determined using a pre-established formula that increases or decreases the cash component participant’s target award based on the level of actual performance certified by the administrator. The administrator has discretion to reduce or eliminate (but not to increase) the actual cash award of any cash component participant at any time prior to payment of the actual cash award.

Additionally, the cash component limits actual cash awards to a maximum of $5,000,000 per cash component participant in any fiscal year, even if the formula otherwise indicates a larger award. If there are multiple performance periods ending in the same fiscal year, the aggregate amount paid with respect to all performance periods ending within that fiscal year cannot exceed the maximum specified in the previous sentence, and any excess will be forfeited.

Actual cash awards are paid in cash as soon as administratively practicable. If a cash component participant’s employment is terminated due to the cash component participant’s death or disability prior to the end of a performance period, the cash component participant (or in the event of death, the cash component participant’s beneficiaries) may receive a pro-rata portion of the target award as determined by the administrator. If a cash component participant’s employment is otherwise terminated during the performance period, the cash component participant will not have earned and will not be entitled to payment of any actual cash award.

Equity Component

Eligibility

Equity awards under the equity component may be issued to employees of our company or any parent or subsidiary of our company, consultants of our company or a parent or subsidiary of our company and our outside directors. As of October 1, 2017, we had approximately 4,530 employees (including 2 employees who are also members of our board of directors), 106 consultants and nine outside directors.

Shares Available for Issuance

The equity component provides for the issuance of Shares through equity incentives in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units (which include any restricted stock units that may be earned in whole or in part upon attainment of performance goals or performance objectives in accordance with the same terms as applicable to performance units under the equity component) and performance shares (collectively, “equity awards”) as the administrator may determine. Shares underlying equity awards will be issued from the 2012 Equity Incentive Plan (“2012 Plan”).

Annual Limits

The equity component contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of Shares covered by or the maximum initial value of equity awards that can be granted to any particular employee under the equity component (each, an “equity component participant”) in any fiscal year is set forth below:

Award Type	Annual Limit on Number of Shares or Initial Value
Stock Options	Maximum of 500,000 Shares (plus an additional 500,000 Shares in connection with the equity component participant’s initial service as an employee)

Restricted Stock	Maximum of 250,000 Shares (plus an additional 250,000 Shares in connection with the equity component participant’s initial service as an employee)

Restricted Stock Units	Maximum of 250,000 Shares (plus an additional 250,000 Shares in connection with the equity component participant’s initial service as an employee)

Stock Appreciation Rights	Maximum of 500,000 Shares (plus an additional 500,000 Shares in connection with the equity component participant’s initial service as an employee)

Performance Shares	Maximum of 250,000 Shares (plus an additional 250,000 Shares in connection with the equity component participant’s initial service as an employee)

Performance Units	Maximum of 250,000 Shares (plus an additional 250,000 Shares in connection with the equity component participant’s initial service as an employee). In the case of any cash-settled performance units, the annual limit will be the dollar value based on the product of 250,000 Shares (or an additional 250,000 Shares for the equity component participant’s initial service as an employee) multiplied by the fair market value of a Share as of the trading day prior to the Annual Meeting)

The Incentive Plan also provides that in any fiscal year, a non-employee board member may not be paid cash compensation and granted equity awards with an aggregate value (determined as fair value in accordance with United States generally accepted accounting principles (“GAAP”)) exceeding $2,000,000 (increased to $4,000,000 in the fiscal year his or her service as an outside director begins).

In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities or other change in the corporate structure affecting our common stock, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the equity component, will adjust the number, class and price of Shares subject to outstanding equity awards, and the equity award grant limitations discussed above.

Administration

The administrator will administer the equity component. To make grants to certain officers and key employees, the members of the applicable committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.

Subject to the terms of the Incentive Plan, the administrator has the sole discretion to determine fair market value; to select the employees who will receive equity awards; to determine the number of Shares covered by each equity award; to determine the terms and conditions of equity awards; to approve forms of equity award agreements for use under the equity component; to modify or amend each equity award; and to construe and interpret the provisions of the equity component and outstanding equity awards. The administrator may allow an equity component participant to defer the receipt of payment of cash or delivery of Shares that would otherwise be due to such equity component participant under an equity award. The administrator may make rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and may make all other determinations deemed necessary or advisable for administering the equity component. The administrator will issue all equity awards pursuant to the terms and conditions of the equity component.

Notwithstanding the foregoing, the administrator may not implement a program allowing for the cancellation of equity awards in exchange for different awards, awards of the same type, and/or cash, the transfer of an outstanding equity award to a financial institution or other person or entity selected by the administrator, or the increase or reduction of the exercise price of any outstanding equity award.

Stock Options

Each option granted under the equity component will be evidenced by an equity award agreement specifying the number of Shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the equity component.

The exercise price per Share of each option may not be less than the fair market value of a Share on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation of ours (a “ten percent stockholder”) must have an exercise price per share equal to at least 110% of the fair market value of a Share on the date of grant. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any equity component participant during any calendar year also may not exceed $100,000. The fair market value of the common stock is generally the closing sales price of our stock as reported on the New York Stock Exchange.

Options will be exercisable at such times or under such conditions as determined by the administrator and set forth in the equity award agreement, which will include performance goals from a specified list, as further discussed below in the section entitled “Performance Goals.” The term of an option will be specified in the equity award agreement, but the term of an incentive stock option may not be more than ten years (or five years if granted to a ten percent stockholder).

Upon the termination of an equity component participant’s active service, the unvested portion of the equity component participant’s option generally expires. The vested portion of the option will remain exercisable for the period following the equity component participant’s termination of active service that was determined by the administrator and specified in the equity component participant’s equity award agreement, and if no such period was determined by the administrator, the vested portion of the option will remain exercisable for: (i) three months following a termination of the equity component participant’s active service for reasons other than death or disability or (ii) 12 months following a termination of the equity component participant’s active service due to death or disability. In no event will the option be exercisable after the end of the option’s term.

The administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the Shares to be exercised, together with applicable tax withholdings.

Restricted Stock

Equity awards of restricted stock are rights to acquire or purchase Shares that vest in accordance with the terms and conditions established by the administrator in its sole discretion. Each equity award of restricted stock granted under the equity component will be evidenced by an equity award agreement specifying the number of Shares subject to the equity award of restricted stock and the other terms and conditions of the equity award of restricted stock, consistent with the requirements of the equity component. The administrator will determine the vesting criteria that apply to an award of restricted stock. Such vesting criteria will include performance goals from a specified list, as further discussed below in the section entitled “Performance Goals.”

Unless the administrator provides otherwise, participants holding Shares of restricted stock will have voting rights and rights to dividends and other distributions with respect to such Shares without regard to vesting. However, such dividends or other distributions will be subject to the same restrictions and forfeitability provisions that apply to the Shares of restricted stock with respect to which they were paid. The administrator has the discretion to reduce or waive any restrictions and to accelerate the time at which any restrictions will lapse or be removed.

An equity component participant will forfeit any Shares of restricted stock that have not vested by the termination of the equity component participant’s service.

Restricted Stock Units

A restricted stock unit represents a right to receive cash or a Share if the vesting criteria set by the administrator are achieved or the restricted stock unit otherwise vests. Each award of restricted stock units granted under the equity component will be evidenced by an equity award agreement specifying the number of Shares subject to the equity award and other terms and conditions of the equity award, consistent with the requirements of the equity component.

The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (such as continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator, in its discretion. Such vesting criteria will include performance goals from a specified list, as further discussed below in the section entitled “Performance Goals.”

After an equity award of restricted stock units has been granted, the administrator has the discretion to reduce or waive any vesting criteria that must be met to receive a payout. An equity component participant will forfeit any unearned restricted stock units upon termination of his or her service. The administrator in its sole discretion may only settle earned restricted stock units in cash, Shares, or a combination of both.

An equity component participant will forfeit any restricted stock units that have not been earned or have not vested as of the termination of his or her service with us.

Stock Appreciation Rights

A stock appreciation right gives an equity component participant the right to receive the appreciation in the fair market value of our common stock between the date the equity award is granted and the date it is exercised. Upon exercise of a stock appreciation right, the holder of the equity award will be entitled to receive an amount determined by multiplying: (i) the difference between the fair market value of a Share on the date of exercise and the exercise price by (ii) the number of exercised stock appreciation rights. We may pay the appreciation in cash, in Shares, or a combination of both. Each stock appreciation right granted under the equity component will be evidenced by an equity award agreement specifying the exercise price and the other terms and conditions of the equity award.

The exercise price per Share of each stock appreciation right may not be less than the fair market value of a Share on the date of grant. Stock appreciation rights will be exercisable at such times or under such conditions as determined by the administrator and set forth in the equity award agreement, which will include performance goals from a specified list, as further discussed below in the section entitled “Performance Goals.” The term of a stock appreciation right may not be more than ten years. The terms and conditions relating to the period of exercise of stock appreciation rights following the termination of an equity component participant’s active service are similar to those for options described above.

Performance Units and Performance Shares

Performance units and performance shares are equity awards that will result in a payment to an equity component participant only if the performance goals, performance objectives, or other vesting provisions established by the administrator are achieved or the equity awards otherwise vest. Performance units will have an initial value established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a Share on the grant date.

Performance units or performance shares granted under the equity component will be evidenced by an equity award agreement specifying the performance period and other terms and conditions of the equity award. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (such as continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator, in its discretion. Such vesting criteria will include performance goals from a specified list, as further discussed below in the section entitled “Performance Goals.”

After performance units or performance shares have been granted, the administrator has the discretion to reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares, but the administrator may not increase the amount payable at a given level of performance.

The administrator has the discretion to pay earned performance units or performance shares in the form of cash, Shares (which will have an aggregate fair market value equal to the earned performance units or performance shares at the close of the applicable performance period), or a combination of both.

An equity component participant will forfeit any performance units or performance shares that have not been earned or have not vested as of the termination of his or her service with us.

Equity Award Performance Goals

The granting and/or vesting of restricted stock, restricted stock units, performance shares and performance units under the equity component shall be made subject to satisfying performance goals in a performance period. Each performance period has a length of one fiscal year or such other period as determined by the administrator. An equity component participant may be eligible for multiple and overlapping performance periods. The performance goals will be based on a specified list, as further discussed below in the section entitled “Performance Goals.”

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), no later than the latest possible date that will not jeopardize the ability of an equity award to qualify as “performance-based compensation” under Section 162(m), the administrator will in writing: (i) designate one or more equity component participants to whom an equity award will be made; (ii) select the performance goals applicable to the performance period; (iii) establish the performance goals, and amounts of such equity awards, as applicable, which may be earned for such performance period; and (iv) specify the relationship between performance goals and the amounts of such equity awards, as applicable, to be earned by each equity component participant for such performance period. Following the completion of each performance period, the administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by an equity component participant, the administrator may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the administrator may deem relevant to the assessment of individual or corporate performance for the performance period. An equity component participant will be eligible to receive payment pursuant to an equity award for a performance period only if the performance goals for such period are achieved.

Transferability of Awards

Equity awards generally are not transferable other than by will or by the laws of descent or distribution.

Dissolution or Liquidation

In the event of a proposed dissolution or liquidation of our company, the administrator will notify each equity component participant as soon as practicable prior to the effective date of such proposed transaction. An equity award will terminate immediately prior to consummation of such proposed action to the extent the equity award has not been previously exercised.

Change in Control

The equity component provides that, in the event of a merger of the Company with or into another corporation or other entity or a change in control (as defined in the Incentive Plan), each outstanding equity award will be treated as the administrator determines, including that each equity award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The administrator will not be required to treat all outstanding equity awards the same in the transaction.

If the successor corporation does not assume or substitute for the equity award, the equity component participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, and with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for, the administrator will notify the equity component participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

For equity awards granted to an outside director that are assumed or substituted for, if on the date of or following such assumption or substitution the outside director’s status as a director of ours or of the successor corporation is terminated other than upon the outside director’s voluntary resignation that is not made at the request of the acquirer, then the outside director will fully vest in and have the right to exercise options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to performance units and performance shares, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Performance Goals

The performance goals require the achievement of objectives for one or more of the following measures: cash flow (including operating cash flow or free cash flow), revenue (on an absolute basis or adjusted for currency effects), gross margin, operating expenses or operating expenses as a percentage of revenue, earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or EBITDA), earnings per share, stock price, return on equity, total stockholder return, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, return on capital, return on assets or net assets, return on investment, operating income or net operating income, operating margin, market share, overhead or other expense reduction, objective customer indicators, improvements in productivity, attainment of objective operating goals, objective employee metrics, return ratios, objective qualitative milestones, or other objective financial or other metrics relating to the progress of our company, any parent, subsidiary, or affiliate of our company, or any of their divisions or departments.

These measures may be applied to either our company or, except regarding stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined under GAAP, under accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles. Each performance goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of our company and/or the past or current performance of other companies.

Unless the administrator provides otherwise as described in the previous paragraph, performance goals will be calculated in accordance with our company’s financial statements, generally accepted accounting principles, or under a methodology established by the administrator prior to or at the time of the issuance of an equity award and which is consistently applied with respect to a performance goal in the relevant performance period.

Forfeiture Events

Each actual cash award and equity award granted under the Incentive Plan will be subject to recoupment under any clawback policy that, in the future, we are required by applicable stock exchange rules or applicable laws to adopt (including any such clawback policy that is adopted after the grant of such award), and the administrator also may impose such other clawback, recovery, or recoupment provisions in an agreement governing such award as the administrator determines necessary or appropriate. In the event of any accounting restatement, the recipient of such award will be required to repay a portion of the proceeds received in connection with the settlement of such award earned or accrued under certain circumstances.

Amendment or Termination

If approved by our stockholders, the Incentive Plan will automatically terminate five years from the date of the Annual Meeting, unless terminated at an earlier time by our board of directors or the administrator. Our board of directors or the administrator may amend, alter, suspend, or terminate the Incentive Plan at any time. However, the amendment, alteration, suspension, or termination of the Incentive Plan will not, unless mutually agreed otherwise in a signed writing between the Incentive Plan participant and the administrator, materially impair the rights of any Incentive Plan participant, except that the administrator may amend, alter, suspend or terminate the Incentive Plan if such action is done: in a manner permitted under the Incentive Plan, to avoid additional tax or income recognition under Section 409A of the Code, to comply with applicable laws, or as necessary to ensure compliance with the requirements of Section 162(m). The administrator, in its sole determination, determines whether an amendment, alteration, suspension, or termination materially impairs the rights of any participant. We will obtain stockholder approval of any amendment to the Incentive Plan to the extent such approval is necessary or desirable to comply with applicable laws.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Incentive Plan. The summary is based on existing U.S. laws and regulations as of the record date of the Annual Meeting, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon an equity component participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the equity component participant may reside. As a result, tax consequences for any particular equity component participant may vary based on individual circumstances.

Actual Cash Awards

Cash component participants will recognize ordinary income equal to the amount of the actual cash award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by our company.

Incentive Stock Options

An equity component participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If an equity component participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the equity component participant will recognize a capital gain or loss equal to the difference between the sale price of the Shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the equity component participant disposes of such Shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the Shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the Shares are disposed of in a transaction in which the equity component participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the equity component participant upon the disqualifying disposition of the Shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the Shares on the exercise date is treated as an adjustment item in computing the equity component participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the Shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options

An equity component participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the equity component participant normally recognizes ordinary income equal to the amount that the fair market value of the Shares on such date exceeds the exercise price. If the equity component participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the Shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to an equity component participant. Upon exercise, the equity component participant generally will recognize ordinary income in an amount equal to the fair market value of any Shares received. Any additional gain or loss recognized upon any later disposition of the Shares would be capital gain or loss.

Performance Shares and Performance Units

An equity component participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, equity component participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted Shares received. If the equity component participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any Shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters.

Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Any award granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If that award fails to satisfy such requirements, the recipient of the award may recognize ordinary income on the amounts deferred under the award to the extent the award is vested (which may be prior to when the compensation is actually or constructively received), and the recipient of the award may be subject to an additional 20% federal income tax, penalties, and interest charges on that ordinary income.

Tax Effect for Our Company

We generally will be entitled to a tax deduction in connection with actual cash awards and equity awards granted under the Incentive Plan in an amount equal to the ordinary income realized by an Incentive Plan participant when the Incentive Plan participant recognizes such income, except to the extent such deduction is limited by applicable provisions of the Code. Under Section 162(m), the annual compensation paid to any of our “covered employees” (which includes our chief executive officer) generally will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of “performance-based compensation” in excess of $1,000,000 if certain conditions are met, such as obtaining stockholder approval of the Incentive Plan and its material terms, setting limits on the number of actual cash awards and equity awards that any individual may receive and, except for certain stock options and stock appreciation rights, establishing performance criteria that must be met before such awards actually will vest or be paid. The Incentive Plan has been designed to permit (but not require) the administrator to grant actual cash awards and equity awards that are intended to qualify as “performance-based compensation” for purposes of satisfying the conditions of Section 162(m).

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON INCENTIVE PLAN PARTICIPANTS AND OUR COMPANY WITH RESPECT TO AWARDS UNDER THE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF AN INCENTIVE PLAN PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY.

New Plan Benefits

The amount of the actual cash award that an employee may receive under the Incentive Plan is determined based on actual future performance, and the number of equity awards that a service provider may receive under the Incentive Plan determined by our compensation committee each year. Therefore, the amount of such actual cash awards and the number of such equity awards cannot be determined in advance. The following table sets forth: (1) the actual cash incentive paid under the applicable cash incentive compensation plan for fiscal 2017, for each of the persons and groups shown below, and (2) the aggregate number of shares of our common stock covered by restricted stock awards (including performance-based restricted stock awards, or “PSAs”) under the 2012 Plan during fiscal 2017, to the persons and groups shown below.

Name of Individual or Group	FY17 Cash Incentive Compensation (1)	Number of Shares Covered by Equity Awards (#) (2)	Dollar Value of Equity Awards ($) (3)
Mark D. McLaughlin, Chief Executive Officer	$0	64,804	$9,625,986
Steffan C. Tomlinson, Executive Vice President, Chief Financial Officer	$0	25,920	$3,850,157
Nir Zuk, Executive Vice President, Chief Technology Officer	$0	25,920	$3,850,157
René Bonvanie, Executive Vice President, Chief Marketing Officer	$0	19,440	$2,887,618
Mark F. Anderson, President	$0	38,882	$5,775,532
All current executive officers as a group (4)	$0	213,848	$31,764,982
All non-employee directors as a group (5)	—	20,438	$2,786,012
All other employees who are not executive officers, as a group	$363,469,533	3,889,973	$550,444,853

(1)	As noted in the Fiscal 2017 Summary Compensation Table, our Named Executive Officers were not paid any incentive compensation with respect to fiscal 2017. The following represents each Named Executive Officer’s target incentive opportunity during fiscal 2017: (i) Mark D. McLaughlin, $783,750; (ii) Steffan C. Tomlinson, $273,750; (iii) Nir Zuk, $205,625; (iv) René Bonvanie, $180,625; and (v) Mark F. Anderson, $438,000.
(2)	This column represents the Shares covered by restricted stock awards (with respect to PSAs, based on the number of Shares earned at target levels of performance) granted under the 2012 Equity Incentive Plan.
(3)	Reflects the aggregate grant date fair value of equity awards (with respect to PSAs, based on the number of Shares earned at target levels of performance) computed in accordance with FASB ASC Topic 718.
(4)	In addition to individuals listed above, our list of current executive officers includes Lee Klarich, who became an executive officer during fiscal 2018.
(5)	The individuals in this group are not eligible to participate in the cash component of the Incentive Plan.

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that you vote “FOR” the approval of the Incentive Plan. Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL RELATING TO DIVERSITY REPORT

Trillium Asset Management, LLC, located at Two Financial Center, 60 South Street, Suite 1100, Boston, MA 02111, has advised us that they plan to introduce the following resolution on behalf of William A. Gee IV. Mr. Gee is the beneficial holder of at least $2,000 in market value of the Company’s common stock.

WHEREAS:

McKinsey & Company found companies with highly diverse executive teams had higher returns on equity and earnings performance than those with low diversity.

Palo Alto Network states that its “commitment to women in technology is evident through our partnerships with the Anita Borg Institute and other organizations promoting diversity.”

However, the Company does not disclose workforce data or share results of diversity and inclusion initiatives.

Lack of diversity among high tech workers is a central public concern according to the U.S. Equal Employment Opportunity Commission. In 2014, the Commission reported that the high-tech sector employed a larger share of whites, Asian Americans, and men, and a smaller share of African-Americans, Hispanics and women than the “overall private industry.”

Industry peers including Cisco and HP provide EEO-1 data. Intel discloses EEO-1 data and diversity goals. In 2015, the company set a public, time-bound goal for hiring women and underrepresented minorities and tied a portion of employee variable compensation to achieving its goal. In August 2015 Intel reported that it exceeded its target of 40 percent hires of women, blacks, Hispanics and Native Americans in the first six months of the year.

More than two dozen startups and venture capital firms, motivated by the efforts of Kapor Capital, have begun sharing strategies and setting diversity metrics.

Further, research from Mercer confirms that improving gender diversity will require attention to closing the gender pay gap. And, owing to concern about gender and racial wage disparities, the EEOC announced in January 2016 a proposed rule to stem wage discrimination by collecting pay data by gender, race and ethnicity.

Expanding workforce diversity and closing the wage gap requires policies that attract and retain diversity in the workplace. A company’s family leave policies, for example, can play a role. McKinsey reports that paid parental leave and the availability of on-site child care can impact women’s ability to move into higher productivity roles. The best performing companies on gender diversity have implemented gender neutral policies that improve the workplace for both men and women, according to McKinsey.

Diversity benchmarks can help ensure companies create workforces necessary to compete effectively. In our view, companies that are publicly accountable to diversity goals are most likely to make rapid progress toward achieving those goals.

RESOLVED: Shareholders request that Palo Alto Networks prepare a diversity report, at reasonable cost and omitting confidential information, available to investors including:

1.	A chart identifying employees according to gender and race in major EEOC-defined job categories, listing numbers or percentages in each category;

2.	A description of policies/programs focused on increasing diversity in the workplace.

Shareholder Supporting Statement: A report adequate for investors to assess strategy and performance would include a review of appropriate time-bound benchmarks for judging current and future progress, and details of practices designed to reduce unconscious bias in hiring and to build mentorship among staff of color.

COMPANY’S OPPOSITION STATEMENT

The board of directors unanimously recommends that you vote “AGAINST” this proposal.

We are committed to diversity in our workforce and recognize diversity as a business imperative. The board of directors continuously oversees our diversity efforts and monitors our progress toward increasing diversity.

The board of directors does not believe that preparing a report identifying employees according to standardized EEOC-defined job categories or describing our diversity efforts would enhance our efforts to encourage diversity and create a diverse workforce.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of October 23, 2017. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Mark D. McLaughlin	51	Chief Executive Officer and Chairman
Steffan C. Tomlinson	45	Chief Financial Officer
Nir Zuk	46	Chief Technology Officer and Director
René Bonvanie	56	Chief Marketing Officer
Mark F. Anderson	55	President
Lee Klarich	42	Chief Product Officer

Mark D. McLaughlin has served as our Chief Executive Officer and as a member of our board of directors since August 2011, and as the Chairman of our board of directors since April 2012. From July 2011 through August 2016, Mr. McLaughlin also served as our President. From August 2009 through July 2011, Mr. McLaughlin served as President and Chief Executive Officer and as a director at VeriSign, Inc., a provider of Internet infrastructure services, and from January 2009 to August 2009, Mr. McLaughlin served as President and Chief Operating Officer at VeriSign. From February 2000 through November 2007, Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an Internet payments company acquired by VeriSign in February 2000. In January 2011, President Barack Obama appointed Mr. McLaughlin to serve on the President’s National Security Telecommunications Advisory Committee. Mr. McLaughlin currently serves on the board of directors of Qualcomm, Inc., a global semiconductor company that designs and markets wireless telecommunications products and services, and previously served on the board of directors of Opower, Inc., a provider of cloud based software to the utility industry. Mr. McLaughlin holds a B.S. from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law.

Steffan C. Tomlinson has served as our Chief Financial Officer since February 2012. From September 2011 to January 2012, Mr. Tomlinson was Chief Financial Officer at Arista Networks, Inc., a provider of cloud networking solutions. From April 2011 to September 2011, Mr. Tomlinson was a Partner and Chief Administrative Officer at Silver Lake Kraftwerk, a private investment firm. From September 2005 to March 2011, Mr. Tomlinson was Chief Financial Officer of Aruba Networks, Inc., a provider of intelligent wireless LAN switching systems. From 2000 until its acquisition by Juniper Networks, Inc., a supplier of network infrastructure products and services, in 2005, Mr. Tomlinson served in several roles, including Chief Financial Officer, at Peribit Networks, Inc., a provider of WAN optimization technology. Mr. Tomlinson holds an M.B.A. from Santa Clara University and a B.A. in Sociology from Trinity College.

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our board of directors since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper Networks, Inc., a supplier of network infrastructure products and services. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics.

René Bonvanie has served as our Chief Marketing Officer since November 2011 and was our Vice President, Worldwide Marketing from September 2009 to November 2011. From June 2007 to August 2009, Mr. Bonvanie was Senior Vice President of Marketing, SaaS and Information Technology at Serena Software, Inc., a developer of information technology software. From January 2007 to June 2007, Mr. Bonvanie was Senior

Vice President and General Manager at salesforce.com, inc., a global enterprise software company. From March 2006 to January 2007, Mr. Bonvanie was Senior Vice President of Global Marketing at SAP AG, a software company. Mr. Bonvanie holds a B.A. in Economics from Vrije Universiteit Amsterdam.

Mark F. Anderson has served as our President since August 2016. Most recently Mr. Anderson served as our Executive Vice President, Worldwide Field Operations, a position he held from May 2016 through August 2016. From June 2012 when he joined the Company until May 2016, Mr. Anderson served as our Senior Vice President, Worldwide Field Operations. From October 2004 to May 2012, Mr. Anderson served in several roles, including as Executive Vice President of Worldwide Sales, for F5 Networks, an IT infrastructure company. From March 2003 to September 2004, Mr. Anderson served as Executive Vice President of North American Sales at Lucent Technologies, a telecommunications equipment and services company. Mr. Anderson holds a B.A. in Business and Economics from York University in Toronto, Canada.

Lee Klarich has served as our Chief Product Officer since August 2017. Prior to this appointment, Mr. Klarich served as our Executive Vice President of Product Management, a role he held since November 2015. From November 2012 to November 2015, Mr. Klarich served as our Senior Vice President, Product Management and our Vice President, Product Management from May 2006 to November 2012. Prior to joining us, Mr. Klarich held various positions at NetScreen Technologies, Excite@Home, and Packard Bell-NEC. Mr. Klarich holds a B.S. in Engineering from Cornell University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Named Executive Officers, or NEOs, for fiscal 2017 were:

•	Mark D. McLaughlin, our Chief Executive Officer, or CEO;

•	Steffan C. Tomlinson, our Executive Vice President, Chief Financial Officer;

•	Nir Zuk, our Executive Vice President, Chief Technology Officer;

•	René Bonvanie, our Executive Vice President, Chief Marketing Officer; and

•	Mark F. Anderson, our President.

Executive Summary

Our goal is to align our executive pay with the success of our business. We do this by providing short-term cash incentive compensation opportunities tied to successful achievement of our annual operating goals and by granting long-term equity awards that are intended to deliver increasing value as our stock price increases, including, for the first time in fiscal 2017, performance-based stock awards tied to our financial performance.

Since our initial public offering, or IPO, in 2012, our business has grown rapidly, and this growth requires intense focus and dedication of our executives. Accordingly, we continue to design and update our executive compensation programs to match the maturity, size, scale and growth of our business. We operate in a highly competitive and rapidly evolving market, and our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned technology leaders. The market for skilled management and personnel in the security industry is fiercely competitive, therefore our executive compensation program is critical for the growth of our business.

This executive summary provides an overview of:

(1)	our fiscal 2017 business performance,

(2)	a summary of our executive compensation practices,

(3)	our stockholder engagement efforts, and

(4)	an overview of our fiscal 2017 executive compensation program.

Fiscal 2017 Business Highlights

Our executive compensation program is designed to align the compensation of our executive officers with our operating and financial performance (both short-term and long-term) and create sustainable value for our stockholders. Our executive compensation actions and decisions should be viewed in the context of our financial and operational performance during fiscal 2017, as shown below:

Dollars in millions	Fiscal 2016	Fiscal 2017	Change
Total Revenue	$1,378.5	$1761.6	27.8%
Net Cash provided by Operating Activities	$658.1	$868.5	31.9%
Total Deferred Revenue	$1,240.8	$1,773.5	42.9%
Billings	$1,905.6	$2,293.4	20.4%
Approximate Number of Customers	34,000	42,500	25.0%

Although net cash provided by operating activities, deferred revenue, billings and number of customers are not measures that were used to determine awards under our incentive compensation plan, we believe that these results are important because our financial and operating performance measures are useful indicators for our compensation committee of our ability to grow our business consistent with our annual operating plan as it considers the compensation of our executives. Billings is a key financial measure and the calculation of billings to revenue is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on page 40 and 41 of our Annual Report on Form 10-K filed with the SEC on September 7, 2017. Note that the billings described in the table above is not the applicable billings metrics used for purposes of our performance-based stock awards. For purposes of our performance-based stock awards, we make certain adjustments to billings to exclude inorganic items such as post-acquisition billings from M&A.

Strong Revenue Growth (in millions)

Executive Compensation Practices

Our executive compensation program is designed to be heavily weighted towards compensating our executive officers based on our financial and operational performance. To that end, we have implemented executive compensation policies and practices that reinforce our pay for performance philosophy and align with sound governance principles. During fiscal 2017, the following policies and practices were in place:

What we do:

•	Performance-based short-term cash incentive compensation that is entirely at-risk

•	100% independent directors on our compensation committee

•	Independent compensation consultant directly engaged by and reporting to our compensation committee

•	Annual review and approval of our compensation strategy

•	Performance-based equity incentive awards that are entirely at-risk (new in fiscal 2017)

•	Meaningful stock ownership guidelines for our executive officers and directors (new in fiscal 2017)

•	Four-year vesting schedules for service-based equity awards granted in fiscal 2017 (new in fiscal 2017)

•	Seek the recovery of performance-based incentive compensation paid by us under a Clawback Policy (new in fiscal 2018)

What we don’t do:

•	No “single trigger” change in control payments or benefits

•	No post-employment retirement- or pension-type benefits for our executive officers that are not available to our employees generally

•	No tax gross-ups for change in control payments or benefits

•	No hedging or pledging of shares of our common stock

Stockholder Engagement and our 2016 Say-on-Pay Vote

Our compensation committee considers a number of factors in making executive compensation decisions, including the growth and scale of the company, recent performance against financial targets, a measured analysis of our compensation peer group practices and advice and analysis of competitive market conditions by its external compensation consultant. Our compensation committee also considers the results of each annual stockholder advisory vote on the compensation of our NEOs (the “Say-on-Pay” vote) and stockholder feedback on our executive compensation program. As part of our regular, ongoing and transparent communications with our stockholders we engage with our stockholders on a variety of topics through quarterly earnings calls, financial conferences, non-deal road shows and other communication channels. These discussions are generally attended by a combination of our CEO, Chief Financial Officer, Lead Independent Director (who serves on our compensation committee), General Counsel and/ or Vice President of Investor Relations.

At the beginning of fiscal 2017, prior to our 2016 Annual Meeting of Stockholders, our management team reached out to our top institutional and other stockholders representing an aggregate of approximately 42% of our outstanding shares to discuss their views about our executive compensation policies and practices as well as other matters. The stockholder engagement during fiscal 2017 was more targeted and more extensive than in prior years. The feedback received was presented to our nominating and corporate governance committee, compensation committee and board of directors.

As has been the compensation committee’s normal cadence for compensation decisions, in the first quarter of fiscal 2017, the compensation committee reviewed and approved the key elements of our fiscal 2017 executive compensation program. These decisions were made prior to receiving our 2016 Say-on-Pay voting results, where we received less than majority support for our 2016 Say-on-Pay proposal. In fiscal 2017, we made significant changes to our executive compensation program as set forth in the table below and in the section entitled “Fiscal 2017 Executive Compensation Program Changes and Decisions” below, in part based on the feedback received from our stockholders during our 2015 engagement efforts. It is the current intent of the compensation committee to continue to engage in a dialogue with the Company’s stockholders to solicit feedback regarding our executive compensation practices and programs.

Compensation Component	Our Practice Prior to Fiscal 2017	Investor Feedback	Fiscal 2017 Changes
Type of Equity Awards	As a public company, all equity awards granted to our named executive officers were time-based RSUs or RSAs.	Equity awards should include a meaningful amount of performance-based awards in addition to time-based awards.

We introduced PSAs in fiscal 2017. The fiscal 2017 long-term incentive compensation for our executive officers consists of 50% performance stock awards, or PSAs, and 50% restricted stock awards, or RSAs. The PSAs will be earned based upon achievement of billings performance. See below for additional information.

CEO Long-Term Incentive Compensation	Since joining our Company, our CEO, Mark McLaughlin, received: • Pre-IPO new hire grant of stock options in fiscal 2012; and • Time-based equity awards in fiscal 2014, 2015 and 2016	Our CEO’s fiscal 2015 RSU award was large in comparison to those granted to CEOs at our peer companies.	In fiscal 2017, our CEO was granted equity awards within market practices in comparison to those granted to CEOs at our peer companies of which 50% were PSAs and 50% were RSAs.

Vesting Schedule	Post-IPO time-vested equity awards granted to our executive officers vested over a period of approximately three years.	All equity awards should have a four-year vesting schedule.

In fiscal 2017, we adopted a four-year vesting schedule for the fiscal 2017 equity awards granted to our executive officers.

Additionally, the fiscal 2017 equity grants vesting schedules are heavily weighted towards the back end

Compensation Component	Our Practice Prior to Fiscal 2017	Investor Feedback	Fiscal 2017 Changes
of the service period to promote long-term incentives through the entire service period.

Stock Ownership Guidelines	We had not adopted stock ownership guidelines, in part due to the significant existing equity holdings of our executive officers.	Executive officers and non-employee members of the Board of Directors should be subject to stock ownership guidelines.	In fiscal 2017, we adopted stock ownership guidelines for our CEO, direct reports to our CEO and the non-employee members of the Board of Directors. See the section titled “Other Compensation Policies—Stock Ownership and Compensation Recovery Policies.”

Fiscal 2017 Executive Compensation Program Changes and Decisions

Our executive compensation program continues to evolve as the company matures, gaining market share and growing, at scale, faster than the competition and the rate of the market. The changes to our executive compensation program for fiscal 2017, as further discussed below, were designed to enhance the link between executive pay and company financial performance, increase market alignment and mitigate risk, as well as respond to stockholder feedback on our compensation practices. The feedback from stockholders, along with the evolution of our fiscal planning process as we mature as a public company, and our compensation committee’s ongoing discussion about the appropriate time in our growth and evolution to implement performance-based equity awards, were factors towards implementing, for the first time in fiscal 2017, performance-based stock awards, or PSAs, tied to billings performance. Previously, we had only granted restricted stock awards, or RSAs, or restricted stock units, RSUs, subject to time-based vesting to our executive officers. In 2017, we believe that we have updated our executive compensation practices and governance in a manner appropriate for a company of our size, in our industry and our stage of growth. Further, our fiscal 2017 executive compensation program was measured against a new set of peer companies that we annually select as we grow. We intend to continue reviewing our executive compensation and governance practices as the company matures.

Below is a summary of the primary features of the fiscal 2017 PSAs, along with the rationale for our approach. See the section titled “Equity Compensation” for more information.

PSA Feature	Our Approach	Our Rationale
Performance Measure	100% billings performance	• Billings is a growth indicator and the best measure of current performance given the company’s hybrid-SaaS revenue model.

PSA Feature	Our Approach	Our Rationale
Performance Target	Billings target set based on growth expectations at the beginning of fiscal 2017 for fiscal 2017

•   Align the interests of our executives with those of our stockholders through a performance target that correlates with the trajectory of our growth expectations.

•   Minimum and maximum targets appropriately reward our executives for under or over-achievement of the target.

Performance Period	One-year performance period, fiscal 2017

•   Growth trajectory makes longer term performance projections difficult.

•   Our historical financial outperformance of key operating measures.

•   Risk of setting inappropriate target levels that may not align with our stockholders’ interests if we were to project more than one year in advance.

•   Long-term focus maintained by attaching an additional 3-year vesting schedule beyond the one-year performance period (see Vesting Schedule below). This balances the difficulty in predicting long-term performance while providing a long-term horizon for earning the compensation.

Vesting Schedule

Four-year vesting schedule

For CEO: Vesting heavily weighted towards last two years of the service period, so long as he continues to be a service provider through each vesting date.

For executive officers other than CEO: Vesting heavily weighted towards the latter three years of the service period, so long as the executive officer continues to be a service provider through each vesting date.

• Additional time-based vesting schedule beyond satisfying the performance metric provides additional long-term incentives A total of four-years of service is required for full vesting.

As the company and the compensation program evolve and as we evaluate, including through stockholder discussions, the usefulness of performance-based stock awards in attaining our compensation objectives, our compensation committee intends to review and reconsider the mix of components in our long-term equity compensation, the appropriateness of PSA grants in future years, the metrics applicable to performance-based stock awards and the length of performance period for performance-based stock awards.

In addition to the inaugural PSA grants, in October 2016, our compensation committee approved the structure of our fiscal 2017 executive compensation, which is summarized in the chart below. In making these decisions, our compensation committee considered, among other factors, pay levels of our executive officers relative to the executives in comparable positions at the companies in our updated compensation peer group and the overall market, performance of each executive officer, the continued competition for experienced leadership in our industry and the feedback from our stockholders as discussed above.

Compensation Component	Decision	Weighting of Performance Measures
Base Salary

CEO: Base salary increased by 25%; CEO base salary was set at or around the 50th percentile of our fiscal 2017 compensation peer group.

Other NEOs: Base salary increased by approximately 4-19%; other NEO base salary was set at or around the 50th-75th percentile of our fiscal 2017 compensation peer group.

N/A

Target Cash Incentive as a percentage as Base Salary	All NEOs: No change to the target annual incentive compensation opportunity as a percentage of base salary.	50% revenue and 50% earnings per share, subject to certain objective adjustments determined by our compensation committee

Long-Term Equity Incentives	All NEOs: Granted equity awards consisting of mix of 50% PSAs and 50% RSAs Fiscal 2017 equity awards were targeted at or around the 60th and 75th percentile of our fiscal 2017 compensation peer group	100% billings performance (for PSAs)

Fiscal 2017 Executive Compensation Highlights

The key executive compensation decisions in fiscal 2017 were as follows:

•	Competitive Market Analysis. Our compensation committee approved a revised compensation peer group for fiscal 2017. This compensation peer group was used to prepare a competitive market analysis that was used by our compensation committee to ensure that our executive compensation decisions for the year were positioned to be competitive with comparable peers in the market.

•	In fiscal 2017, our total revenue increased by $383.1 million and our non-GAAP earnings per share increased by $0.82 per share compared to fiscal 2016. While our performance in each of these metrics increased from fiscal 2016, these results did not meet the significant stretch targets we set at the beginning of fiscal 2017. Because we did not achieve our desired revenue and earnings per share goals in fiscal 2017, we did not pay our NEOs under our Fiscal 2017 Incentive Compensation Plan. This is consistent with our “pay for performance” philosophy and demonstrates that our compensation is truly “at risk.”

•	In fiscal 2017, our billings increased by $387.2 million compared to fiscal 2016. This performance funded our performance-based stock awards at the 55% level.

Subsequent Events—Relevant Fiscal 2018 Executive Compensation Highlights

We continued sound corporate governance practice after fiscal 2017 year end as follows:

•	We continued to grant equity awards to our named executive officers in the same vesting proportions as provided in fiscal 2017 (i.e., 50% solely time-based vesting and 50% performance-based vesting, with additional time-based requirements after the performance period).

•	We adopted a Clawback Policy pursuant to which we may seek the recovery of performance-based incentive compensation paid by us.

DISCUSSION OF OUR FISCAL 2017 EXECUTIVE COMPENSATION PROGRAM

This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our executive compensation program. In addition, we explain how and why our compensation committee arrived at the specific compensation policies and decisions involving our executive officers for fiscal 2017.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements and the emergence of new market entrants. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to stay ahead of our end-customers’ needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

We compete with other companies in our industry and other technology companies in the San Francisco Bay Area to attract and retain a skilled management team. To attract and retain qualified executive candidates, our compensation committee recognizes that it needs to develop competitive compensation packages to meet this challenge, we have embraced a compensation philosophy of offering our NEOs a competitive total compensation program, each of the components of which recognizes and rewards individual performance and contributions to our success, allowing us to attract, retain, and motivate talented executive officers with the skills and abilities needed to drive our desired business results. The specific objectives of our executive compensation program are to:

•	reward the successful achievement of our strategic and financial growth objectives;

•	drive the development of a successful and profitable business;

•	attract, motivate, reward, and retain highly qualified executive officers who are important to our success and possess the skills and leadership necessary to continue to grow our business;

•	recognize strong performers by offering cash performance-based incentive compensation and equity awards that have the potential to reward individual achievement as well as contributions to our overall success; and

•	create value for our stockholders and align the interests of our executive officers with those of our stockholders.

Compensation Program Design

Our executive compensation program for fiscal 2017, reflected our stage of development as a growing publicly-traded company which is gaining market share and growing, at scale, faster than the competition and the rate of the market. Accordingly, we design our executive compensation program to provide market-competitive compensation in the form of base salary, a cash incentive compensation opportunity, equity awards, including both time-based RSAs and our inaugural grant of performance-based PSAs, and certain employee health and welfare benefits.

We offer cash compensation in the form of base salaries and annual cash incentive compensation opportunities (with semi-annual payouts). Typically, we have structured our cash incentive compensation opportunities to focus on the achievement of specific short-term financial and operational objectives that will further our longer-term growth objectives.

Additionally, equity awards for shares of our common stock serve as a key component of our executive compensation program. Currently, we grant full value awards, or awards without a purchase price including

RSUs, RSAs, and PSAs, to provide appropriate levels of compensation, to ensure that the recipient receives value for the shares regardless of fluctuations in the market price of our common stock, and to promote stockholder value creation (the value of a recipient’s shares increases only as stockholder value increases). In the future, we may introduce other forms of equity awards, as we deem appropriate, that further our objective of providing long-term incentives to our NEOs while promoting stockholder value creation.

Finally, we offer our executive officers standard health and welfare benefits that are generally available to our other employees, including medical, dental, vision, life insurance and Section 401(k) savings plans.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation or between cash and non-cash compensation, although we use competitive market data to develop a general framework for establishing the appropriate pay mix. Within this overall framework, our compensation committee reviews each component of executive compensation separately and also takes into consideration the value of each NEO’s compensation package as a whole and its relative value in comparison to our other NEOs.

Our compensation committee evaluates our compensation philosophy and executive compensation program as circumstances require, and reviews executive compensation annually. As part of this review, we expect that our compensation committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to us if we were required to find a replacement for a key executive officer.

Compensation-Setting Process

Role of our Compensation Committee

Compensation decisions for our NEOs are made by our compensation committee. Currently, our compensation committee is responsible for reviewing, evaluating and approving the compensation arrangements, plans, policies, and practices for our NEOs and overseeing and administering our cash-based and equity-based compensation plans.

Near the beginning of each fiscal year, our compensation committee, after consulting with our management team and its compensation consultant, makes decisions with respect to any base salary adjustment, and establishes the corporate performance objectives and target annual cash incentive compensation opportunities and equity awards for our executive officers, including our NEOs, for the upcoming fiscal year. With respect to our cash incentive compensation plan, our compensation committee determines the applicable target levels for each corporate performance objective used for each applicable quarterly performance measurement period.

Our compensation committee reviews our executive compensation program from time to time, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management team, including our CEO and our Senior Vice President of Human Resources. Typically, our management team (together with our compensation committee’s compensation consultant) assists our compensation committee in the execution of its responsibilities by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Typically, except with respect to his own compensation, our CEO will make recommendations to our compensation committee regarding compensation matters, including the compensation of our executive officers. Our CEO also participates in meetings of our compensation committee, except with respect to discussions involving his own compensation in which case he leaves the meeting.

While our compensation committee solicits the recommendations and proposals of our CEO with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process.

Role of Compensation Consultant

Our compensation committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit, in connection with carrying out its duties.

In fiscal 2017, our compensation committee continued to engage Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist us in executing our executive compensation strategy and guiding principles, assessing the current target total direct compensation opportunities of our executive officers, including comparing them against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for fiscal 2017.

Compensia does not provide any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our compensation committee.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, we refer to industry surveys, including the Radford High-Technology Executive Compensation Survey. In addition, during fiscal 2017, Compensia conducted an analysis of market data on the compensation peer group as approved by our compensation committee.

Competitive Positioning

In fiscal 2017, our compensation committee continued to compare and analyze our executive compensation with that of a formal compensation peer group of companies.

In the context of our annual executive compensation review, with assistance from Compensia and input from management, our compensation committee approved a peer group of publicly-traded technology companies, which met some or all of the following criteria: (i) operated in a high-technology industry, (ii) annual revenue approximately between $1 billion and $3 billion; (iii) revenue growth greater than 20%; (iv) a market capitalization between approximately $7 billion and $25.0 billion; and (v) a market capitalization as a multiple of annual revenue that was greater than six. As a result of the application of these criteria, we removed the following companies from our 2016 compensation peer group: Aruba Networks, which was acquired, Informatica Corporation, which was taken private, and each of Ubiquitiy Networks, Inc., Qlik Technologies, Inc., Aspen Technology, Inc. and SolarWinds, Inc. because they no longer met our revenue and/or market capitalization requirements and were not sufficiently relevant comparables. In addition, we added Akamai Technologies, Inc., Autodesk, Inc., Checkpoint Software, Inc. LinkedIn, Inc., Red Hat, Inc., Paychex, Inc., and VeriSign, Inc., which satisfied the above described criteria. The remainder of the peer group is unchanged.

The following publicly-traded companies made up our compensation peer group for the compensatory decisions made during fiscal 2017:

Akamai Technologies, Inc. Arista Networks Inc. Autodesk, Inc. Checkpoint Software, Inc. F5 Networks Inc. FireEye, Inc.	Fortinet Inc. LinkedIn, Inc. NetSuite Inc. Red Hat, Inc. ServiceNow, Inc.	PayChex, Inc. Tableau Software, Inc. Splunk Inc. VeriSign, Inc. Workday, Inc.

Compensia supplements the peer data with compensation data from surveys of similarly sized companies and uses this combination of market data to provide an analysis of compensation for executives holding positions comparable to the positions of our executives from the companies in our compensation peer group. Our compensation committee uses the market data as one reference point in determining the compensation of our executives. While our compensation committee focuses on compensation at or above the 50th percentile, our committee considers other factors in setting actual compensation. Such factors include the overall competitive market for our executives, the alignment between the market based positions and the actual responsibilities of our executives, each executive’s performance, internal parity, the value of each executive’s position and the value of each executive’s unvested equity holdings.

Fiscal 2017 Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each, and how the compensation amounts and awards were determined for fiscal 2017.

Base Salary.

Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our NEOs for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers.

Thereafter, our compensation committee reviews the base salaries of each NEO annually and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a NEO’s performance, contributions, responsibilities, experience, current salary level, position (in the case of a promotion), and market positioning, as appropriate.

In October 2016, in connection with its review of our executive compensation program, our compensation committee approved adjustments to the base salary of our NEOs to be effective November 1, 2016. Based on an analysis prepared by Compensia, the then-current base salary level for each NEO (other than Mr. Anderson) was generally at or below the 50th percentile for the comparable executive in our compensation peer group. To move the target total cash compensation opportunity towards the 50th to the 75th percentile of the competitive market (as reflected by our compensation peer group) and to reward each individuals outstanding performance, our compensation committee approved base salary increases for each NEO, as set forth below.

Named Executive Officer	Base Salary at End of Fiscal 2016 ($)	Base Salary Effective November 1, 2016 ($)	Percentage Increase
Mr. McLaughlin	600,000	750,000	25%
Mr. Tomlinson	400,000	475,000	18.8%
Mr. Zuk	400,000	415,000	3.8%
Mr. Bonvanie	350,000	365,000	4.3%
Mr. Anderson	700,000	740,000	5.7%

The relatively larger increases for Mr. McLaughlin and Mr. Tomlinson reflect (x) existing base salaries that were on the lower end with respect to our compensation peer group, (y) the significance of their responsibilities expected in fiscal 2017 and beyond and (z) their strong performance that warranted more competitive base salary relative to our compensation peer group.

The total base salaries of our NEOs paid for fiscal 2017, are set forth in the “Fiscal 2017 Summary Compensation Table” below.

Short-Term Cash Incentive Compensation

We use short-term cash incentive compensation to motivate our NEOs to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Typically, near the beginning of each fiscal year, our compensation committee adopts an incentive compensation plan for that fiscal year, which identifies the plan participants and establishes the target annual incentive compensation opportunity for each participant, the performance measures to be used to determine whether to make payouts for the fiscal year and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year. Typically, cash incentive compensation payouts have been determined after the end of the applicable performance period based on our performance against one or more financial and/or operational performance objectives for the performance period as set forth in our annual operating plan.

Fiscal 2017 Incentive Compensation Plan. In October 2016, our compensation committee adopted and approved a sub-plan under our omnibus Employee Incentive Compensation Plan for fiscal 2017 (the “Fiscal 2017 Incentive Compensation Plan”). The Fiscal 2017 Incentive Compensation Plan provided for potential performance-based incentive payouts to all employees not paid commissions, including our NEOs. Further, the Fiscal 2017 Incentive Compensation Plan provided opportunities for cash incentive compensation payouts based on our actual achievement of pre-established corporate financial objectives as set forth in our annual operating plan. The target levels for the financial objectives in our annual operating plan were set at levels determined to be challenging and requiring substantial skill and effort on the part of senior management. The Fiscal 2017 Incentive Compensation Plan included quarterly performance periods with semi-annual payouts, including a potential accelerator and discretionary over-performance pool payable at the end of the year.

Target Annual Incentive Compensation Opportunities. As in prior years, the target annual incentive compensation opportunities for our NEOs were expressed as a percentage of their respective base salaries. In October 2016, in connection with its review of our fiscal 2017 executive compensation program, our compensation committee decided to maintain the percentage for all NEOs’ target annual incentive compensation opportunities. However, due to the base salary increases described above, the dollar amount of the target annual incentive compensation opportunities increased for each of our NEOs. These base salary adjustments were generally intended so that the total target cash compensation opportunity for each NEO would be at or around the 50th to the 75th percentile of the competitive market (as reflected by our compensation peer group). For clarity, the adjustments approved in October 2016 were effective as of the second quarter of fiscal 2017 and the target annual incentive compensation opportunities for the first quarter of fiscal 2017 were the same as those at the end of fiscal 2016. The target annual incentive compensation opportunities established under the Fiscal 2017 Incentive Compensation Plan for our NEOs were:

Named Executive Officer	Target Annual Incentive Compensation Opportunity (as a % of base salary) at end of Fiscal 2016	Target Annual Incentive Compensation Opportunity (as a % of base salary) effective as of 2nd quarter Fiscal 2017	Fiscal 2017 Target Annual Incentive Compensation Opportunity ($)*
Mr. McLaughlin	110%	110%	783,750
Mr. Tomlinson	60%	60%	273,750
Mr. Zuk	50%	50%	205,625
Mr. Bonvanie	50%	50%	180,625
Mr. Anderson	60%	60%	438,000

*	The aggregate target annual incentive compensation opportunity for fiscal 2017, was determined with the first fiscal quarter target calculated based on the target annual incentive compensation opportunity in effect prior to the October 2016 adjustment, and the remaining three fiscal quarters calculated based on the target annual incentive compensation opportunity as adjusted for the base salary increases approved in October 2016.

Corporate Performance Measures. For purposes of funding the Fiscal 2017 Incentive Compensation Plan, our compensation committee selected revenue and earnings per share as the corporate performance measures. Our compensation committee chose revenue as a performance measure because we are currently focused on growing our business and revenue is a key metric during this stage of our growth and enhances long-term value creation for our stockholders. Our compensation committee chose earnings per share as a performance measure because it is an important profitability measure tied to management performance and how much profit we are generating for our stockholders. In order to receive a payout under the Fiscal 2017 Annual Incentive Compensation Plan both corporate performance measures needed to meet minimum pre-established achievement levels for the relevant performance period. For purposes of the Fiscal 2017 Incentive Compensation Plan, (x) “revenue” was defined as GAAP revenue as reflected in our quarterly and annual financial statements, consistent with our annual operating plan; and (y) “earnings per share” was defined as non-GAAP net income per share as reflected in our quarterly earnings press releases furnished to the SEC, adjusted to exclude the effects of incentives paid out under our Fiscal 2017 Incentive Compensation Plan. We also exclude the foreign currency gains (losses) and tax effects associated with these items in order to provide a complete picture of our recurring core business operating results.

Performance Requirements. Our NEOs were eligible for semi-annual incentive compensation payouts only to the extent, and in the amount, that we exceeded 97% of the applicable quarter’s revenue target for fiscal 2017 and 88% of the applicable fiscal quarter’s earnings per share target for fiscal 2017, each as set forth in the Fiscal 2017 Incentive Compensation Plan. By the formula in the Fiscal 2017 Incentive Compensation Plan, achievement of 100% of both performance targets would have paid out at 100%. With respect to achievement in excess of 100%, such performance could be rewarded at the end of the fiscal year using an accelerator and/or a discretionary over-performance pool that would be funded at 200% of each NEO’s applicable target annual incentive compensation opportunity, less any accelerator. If the over-performance pool was funded, our compensation committee could use its discretion to adjust down the actual cash incentive compensation payout. To inform its decision whether to exercise discretion under the Fiscal 2017 Incentive Compensation Plan, our compensation committee would have considered metrics in our annual operating plan other than revenue or earnings per share to balance the focus of our short-term incentive compensation program.

For fiscal 2017, our revenue increased by $383.1 million to $1.8 billion compared to fiscal 2016 and our non-GAAP earnings per share increased by $0.82 per share compared to fiscal 2016. However, these results did not meet the significant stretch target levels our compensation committee established at the beginning of fiscal 2017. Because we did not achieve our desired revenue and earnings per share goals in fiscal 2017, we did not make any payouts to our NEOs under our Fiscal 2017 Incentive Compensation Plan.

Equity Compensation

Following our initial public offering, through fiscal 2015, we primarily granted equity awards to our NEOs in the form of RSUs. Beginning in fiscal 2016, our compensation committee determined to grant equity awards to our NEOs solely in the form of restricted stock awards for shares of our common stock. Our compensation committee made this decision in part based on the fact that restricted stock awards would provide value even if the market price of our common stock fluctuated in the future. In addition, our compensation committee took into consideration the potential dilutive effect of these awards, noting that restricted stock awards require delivering fewer shares to provide equivalent value as a stock option.

While restricted stock units and restricted stock are generally economically equivalent, restricted stock awards are eligible for a greater tax deduction to us under Section 162(m) of the Code. As a result of this better tax qualification without the loss of economic benefit to the NEO or other adverse impact on us, we shifted from restricted stock units to restricted stock in fiscal 2016.

For fiscal 2017, as mentioned above, the most significant change to our fiscal 2017 compensation program is our inaugural grants of performance-based stock awards (“PSAs”). In October 2016, our compensation committee granted RSAs and PSAs to each of our NEOs after reviewing the equity compensation for our NEOs to assess whether each NEO was properly incentivized and rewarded. This was done in consultation with Compensia. The fiscal 2017 equity awards consist of 50% RSAs and 50% PSAs.

For the PSAs, the target number of shares set forth in the table below represents the number of shares eligible to be earned and subsequently vest upon achievement of the target performance on the billings metric for fiscal 2017. For purposes of the PSA target billings metric, “billings” was defined as total revenue plus the change in total deferred revenue, net of acquired deferred revenue, during fiscal 2017, and further adjusted to exclude post acquisition related billings. The PSAs reflect our compensation committee’s commitment to incorporating performance measures into our long-term equity incentive program. The actual number of PSAs earned and eligible to vest was determined after the one-year performance period, based on achievement of the pre-established billings target in fiscal 2017. Our compensation committee believed that setting a one-year performance measurement period for PSAs was appropriate in fiscal 2017 due to our growth and our historical financial outperformance. The PSAs that satisfied the target billings performance measure set forth in the table below vest on the same vesting schedule as the fiscal 2017 RSAs awarded to such executive, also noted below, with vesting heavily weighted towards the latter portion of the service period to promote long-term incentives through the entire service period. Our compensation committee also believes that a time-based vesting schedule for any earned PSAs is important to provide additional long-term incentives for our highly valuable executives. Under this approach, while the threshold performance-period was one year, the imposition of a three-year additional time-vesting period was a way to balance the difficulty of setting multi-year performance goals while providing a longer-term incentive with back-end loaded vesting schedules.

Additionally, the number of PSAs that would be eligible for time-based vesting is determined as follows: (i) if we achieve 90% of the billings target then 50% of the PSAs are eligible for vesting, (ii) if we achieve 100% of the billings target then 100% of the PSAs are eligible for vesting, and (iii) if we achieve 110% of the billings target then 120% of the PSAs are eligible for vesting. If we achieve less than 90% of the billings target, then all of the PSAs forfeit. If performance is between the applicable tiers described above, then the payout of PSAs eligible for vesting scales linearly. In fiscal 2017, we achieved $2,292.7 million in billings. In accordance with the payout attainment scale under the fiscal 2017 PSAs, our compensation committee determined that 91% of the billings metric payout was achieved, resulting in 55% of each NEO’s target PSA being earned.

The RSA grants approved by our compensation committee are set forth in the table below. Our compensation committee determined that the RSAs should vest over four years and would be heavily weighted towards the latter three years (in the case of Mr. McLaughlin only vest during the last two years) of the service period to promote greater long-term incentives. Specifically:

(1)	With respect to Mr. McLaughlin’s equity award, twenty-five percent of the shares subject to such award would vest on the two year anniversary of the grant date, and the remaining shares would vest in equal increments thereafter in the third and fourth years, subject to his continued employment with us. As a result of the vesting cliff, no shares vest prior to the two-year anniversary of the grant date.

(2)	With respect to Mr. Anderson’s equity award, twelve percent of the shares subject to such award would vest on the one year anniversary of the grant date, twelve percent of the shares would vest in equal increments each quarter in the second year, and the remaining unvested shares would vest in equal quarterly amounts in the third and fourth years, subject to his continued employment with us.

(3)	With respect to Mr. Zuk’s and Mr. Tomlinson’s equity awards, one-eighth of the shares subject to such award would vest on the one year anniversary of the grant date, one-eighth of the shares subject to such award would vest quarterly in the second year, and the remaining unvested shares subject to such award would vest in equal quarterly in the third and fourth years, subject to their individual continued employment with the Company.

(4)	With respect to Mr. Bonvanie’s equity award, one-sixth of the shares subject to such award would vest on the one year anniversary of the grant date, one-sixth of the shares subject to such award would vest quarterly in the second year, and the remaining unvested shares would vest in equal quarterly amounts over the third and fourth years, subject to his continued employment with the Company.

In determining the aggregate value of each NEO’s fiscal 2017 equity award, our compensation committee considered the individual achievement of the NEO, as well as his expected future contributions, the skills, tenure and experience of the NEO, the recommendations of our CEO (except with respect to his own equity award), the competitive market data prepared by its compensation consultant, the value of his unvested equity holdings, internal pay parity, the dilutive effect of our long-term incentive compensation program and the overall impact that these equity awards would have on stockholder value.

Additionally, with respect to the aggregate value of Mr. McLaughlin’s fiscal 2017 equity awards split between RSAs and PSAs and the determination to significantly back-end load the awards vesting schedules (i.e., no vesting prior to the two year anniversary of the grant date), our compensation committee considered (i) the value of Mr. McLaughlin’s fiscal 2015 equity grant and his unvested equity position at the end of 2016, (ii) the value of his fiscal 2016 RSA valued at approximately $5.8 million on the date of grant that approximated the 50th percentile of the equity awards granted to the chief executive officers of the companies in our fiscal 2016 compensation peer group and (iii) projected steep decline in the remaining unvested value at the end of fiscal 2018. Accordingly, our compensation committee determined to grant Mr. McLaughlin RSAs and PSAs having an aggregate value of $10.0 million on the date of grant that approximated the 75th percentile of the equity granted to the CEOs of companies in our fiscal 2017 compensation peer group, but which had a significantly back-end loaded vesting schedule such that the first vesting event for the awards would not occur until October 2018 (the second anniversary of the date of grant).

With respect to our other NEOs, our compensation committee considered the value of each executive’s unvested equity position and the applicable data for a comparable executive in our compensation peer group and made grants at or around the 60th to 75th percentile in our compensation peer group; provided, that the aggregate grants to Mr. Anderson and Mr. Bonvanie were in excess of the 75th percentile because of (x) the significance of their responsibilities expected in fiscal 2017 and beyond and (y) their strong performance that warranted exceptional payout relative to our compensation peer group.

The chart below sets forth the number of RSAs, the target number of PSAs granted in October 2016 by our compensation committee and the number of PSAs that were earned as determined by our compensation committee, as follows:

Named Executive Officer	RSAs Granted in October 2016 (number of shares)	PSAs Granted in October 2016 (number of shares)	Earned PSAs (number of shares)
Mr. McLaughlin	32,402	32,402	17,707
Mr. Tomlinson	12,960	12,960	7,082
Mr. Zuk	12,960	12,960	7,082
Mr. Bonvanie	9,720	9,720	5,311
Mr. Anderson	19,441	19,441	10,624

The equity awards granted to our NEOs during the fiscal year ended July 31, 2017, are set forth in the “Fiscal 2017 Summary Compensation Table” and the “Fiscal 2017 Grants of Plan-Based Awards Table” below.

Welfare and Other Employee Benefits. We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. As of January 1, 2016, we match contributions made to the plan by our employees up to $1,000, including our NEOs. Messrs. Tomlinson, Anderson and Bonvanie participate in our Section 401(k) retirement plan. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our NEOs on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits. In fiscal 2017, we provided limited perquisites to Messrs. Anderson, McLaughlin and Zuk. We provided each with spousal travel and expenses to an annual vacation award for top sales performers, which we grossed-up for taxes.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual NEO in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Employment Agreements

While we have not historically entered into employment agreements with our NEOs, the initial terms and conditions of employment of each of the NEOs (other than Mr. Zuk) were set forth in a written employment offer letter. Each of these arrangements was approved by our Board of Directors or, in certain instances, our compensation committee. Each of these employment offer letters provided for “at will” employment and set forth the initial compensation arrangements for the NEO, including an initial base salary, an annual incentive compensation opportunity, and an equity award in the form of an option to purchase shares of our common stock. We believe that these employment offer letters were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In December 2011, we entered into new confirmatory employment agreements and/or amendments with Messrs. McLaughlin, Zuk and Bonvanie to achieve consistency in the employment terms among our NEOs. For a summary of the material terms and conditions of these employment arrangements, see the section titled “—Executive Employment Agreements.”

Post-Employment Compensation

The new confirmatory employment agreements with our NEOs provide each of them with protections in the event of their involuntary termination of employment following a change in control of us, and, in the case of Messrs. McLaughlin, Tomlinson and Anderson, their involuntary termination of employment not involving a change in control transaction. We believe that these protections assist us in retaining these individuals. We also believe that these protections serve our executive retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of us. The terms of these agreements were determined after our board of directors and compensation committee reviewed our retention goals for each NEO and an analysis of relevant market data.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see the sections titled “—Executive Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”

Other Compensation Policies

Stock Ownership and Compensation Recovery Policies

Our Board of Directors believes that our executive officers and the non-employee members of our Board of Directors should hold a meaningful financial stake in the company to closely align their interests with those of our stockholders and therefore adopted stock ownership guidelines in fiscal 2017. Under these guidelines, our CEO and executive officers who report directly to our CEO are required to achieve ownership of our common stock within five years of the later of August 26, 2016 or such executive officer’s hire, appointment or election date as applicable, at the following levels:

•	Our CEO must own the lesser of (i) common stock with a value of five times his or her annual base salary or (ii) 22,000 shares; and

•	Each executive officer must own the lesser of (i) common stock with a value of his or her annual base salary or (ii) 3,825 shares.

The base salary multiples above are consistent with current market practices, and the alternative share number thresholds are intended to provide our executive officers with certainty as to whether the guidelines are met, regardless of our then-current stock price.

After year end and during fiscal 2018, we adopted a Clawback Policy pursuant to which we may seek the recovery of performance-based incentive compensation paid by us. The Clawback Policy applies to our CEO and to all officers who report directly to the CEO, including our NEOs. The Clawback Policy provides that if (i) we restate our financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid or is payable based on achievement of specific financial results paid to a participant would have been less if the financial statements had been correct; (iii) no more than two years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and (iv) our compensation committee unanimously concludes, in its sole discretion, that fraud or intentional misconduct by such participant caused the material error and it would be in our best interests to seek from such participant recovery of the excess compensation, then our compensation committee may, in its sole discretion, seek repayment from such participant.

Hedging and Pledging Policies

Our insider trading policy prohibits our executive officers and members of our board of directors from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging company securities as collateral or holding company securities in a margin account.

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:

•	our incentive compensation plan reflects a pay for performance philosophy that rewards NEOs and other eligible employees for achievement of performance targets, and historically, we reserve the payment of discretionary bonuses for extraordinary performance and achievement;

•	our equity awards include multi-year vesting schedules requiring long-term employee commitment;

•	we regularly monitor short- and long-term compensation practices to determine whether management’s objectives are satisfied; and

•	for our Fiscal 2017 Incentive Compensation Plan, we instituted a per person cap of 300% of the target incentive compensation opportunity for each quarter to manage costs and to limit any potential risks related to short-term incentives.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. Our compensation committee may consider the deductibility of compensation when making decisions, but will authorize the payment of compensation that is not deductible when it believes it appropriate.

Taxation of “Parachute” Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any of our NEOs with a “gross-up” or other reimbursement payment for any tax liability that the NEO might owe as a result of the application of Sections 280G or 4999 during fiscal 2017, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement.

Accounting for Share-Based Compensation. We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Report of the Compensation Committee

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, our compensation committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of our board of directors:

Asheem Chandna (Chair)

Carl Eschenbach

James J. Goetz

Daniel J. Warmenhoven

Fiscal 2017 Summary Compensation Table

The following table presents summary information regarding the compensation paid to, or earned by, our Named Executive Officers for our fiscal year ended July 31, 2017.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Mark D. McLaughlin (2) Chief Executive Officer	2017	712,500	9,625,986	(3)	—	—	30,652	(4)	10,369,138
	2016	575,000	5,799,986		—	302,288	1,734		6,679,009
	2015	487,500	65,424,000		—	692,750	2,466		66,606,716
Nir Zuk Chief Technology Officer	2017	411,250	3,850,157	(3)	—	—	23,806	(4)	4,285,213
	2016	387,500	31,739,384		—	93,684	—		32,220,568
	2015	337,500	8,275,481		—	222,125	—		8,835,106
Mark Anderson (5) President	2017	730,000	5,775,532	(3)	—	—	25,066	(6)	6,530,598
	2016	693,750	37,029,366		—	204,858	38,247		37,966,221
	2015	668,749	8,275,481		—	530,000	32,088		9,506,318
René Bonvanie Chief Marketing Officer	2017	361,250	2,887,618	(3)	—	—	1,914	(7)	3,250,782
	2016	337,500	12,695,719		—	81,193	—		13,114,413
	2015	353,749	6,206,556		—	192,625	—		6,752,930
Steffan C. Tomlinson Chief Financial Officer	2017	456,250	3,850,157	(3)	—	—	1,914	(7)	4,308,339
	2016	393,750	15,869,606		—	116,169	—		16,379,525
	2015	360,000	6,206,556		—	276,750	—		6,843,306

(1)	The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock awards/units to purchase shares of our common stock granted to our Named Executive Officers as computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock awards/units reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on September 7, 2017. Note that the amounts reported in this column do not correspond to the actual economic value that may be received by our Named Executive Officers from their restricted stock unit awards or stock options.

(2)	Mr. McLaughlin served as President from July 2011 until August 2016 when Mr. Anderson was promoted to the position of President.
(3)	The amounts reported in the Stock Awards column for fiscal 2017 include awards that were granted 50% in time-based restricted stock awards and 50% in performance-based restricted stock awards. With respect to the performance-based restricted stock awards, the grant date fair value assumes achievement at 100% target level. Accordingly, 50% of the amounts reported represent the time-based restricted stock awards and 50% of the amounts reported represent performance-based stock awards. Assuming the highest level of the performance conditions is satisfied, the following are the values of the performance-based awards at the date of grant: Mr. McLaughlin, $5,775,592; Mr. Zuk, $2,310,094; Mr. Anderson, $3,465,319; Mr. Bonvanie, $1,732,571; and Mr. Tomlinson, $2,310,094.
(4)	Represents travel expenses (including a gross-up for taxes) and life insurance payments.
(5)	Mr. Anderson served as Senior Vice President, Worldwide Field Operations from June 2012 to May 2016, as Executive Vice President, Worldwide Field Operations from May 2016 until August 2016, and as President since August 2016.
(6)	Represents travel expenses, including a gross-up for taxes, life insurance payments and a 401(k) plan matching contribution made by the Company.
(7)	Represents life insurance payments and a 401(k) plan matching contribution made by the Company.

Fiscal 2017 Grants of Plan-Based Awards

The following table presents information regarding the amount of equity awards granted to our Named Executive Officers during our fiscal year ended July 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Mr. McLaughlin	—	—	783,750	2,351,250	—	—	—	—	—	—	—
	10/20/16	—	—	—	16,201	32,402	38,882	—	—	—	4,812,993
	10/20/16	—	—	—	—	—	—	32,402	—	—	4,812,993
Mr. Zuk	—	—	205,625	616,875	—	—	—	—	—	—	—
	10/20/16	—	—	—	6,480	12,960	15,552	—	—	—	1,925,078
	10/20/16	—	—	—	—	—	—	12,960	—	—	1,925,078
Mr. Anderson	—	—	438,000	1,314,000	—	—	—	—	—	—	—
	10/20/16	—	—	—	9,720	19,441	23,329	—	—	—	2,887,766
	10/20/16	—	—	—	—	—	—	19,441	—	—	2,887,766
Mr. Bonvanie	—	—	180,625	541,875	—	—	—	—	—	—	—
	10/20/16	—	—	—	4,860	9,720	11,664	—	—	—	1,443,809
	10/20/16	—	—	—	—	—	—	9,720	—	—	1,443,809
Mr. Tomlinson	—	—	273,750	821,250	—	—	—	—	—	—	—
	10/20/16	—	—	—	6,480	12,960	15,552	—	—	—	1,925,078
	10/20/16	—	—	—	—	—	—	12,960	—	—	1,925,078

(1)	Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to target incentive compensation opportunities under the Fiscal 2017 Incentive Compensation Plan and assumes achievement at target levels for our corporate performance measures. For achievement in excess of target, overperformance could be rewarded with a payout of up to an additional 200% of each Named Executive Officer’s target (for a maximum payment of 300% each Named Executive Officer’s target). The actual amounts paid to our Named Executive Officers are set forth in the “Fiscal 2017 Summary Compensation Table” above and the calculation of the actual amounts paid is discussed more fully in the section titled “Executive Compensation—Executive Compensation Program Components.”
(2)	Represents performance-based stock awards which were granted under our Fiscal 2017 Incentive Compensation Plan. For more information, see the section titled “Discussion of our Fiscal 2017 Executive Compensation Program—Fiscal 2017 Executive Compensation Program Components—Equity Compensation”.

(3)	The restricted stock unit awards were made under the Palo Alto Networks, Inc. 2012 Equity Incentive Plan, or the 2012 Plan.
(4)	The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of the restricted stock unit awards granted in fiscal 2017, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock unit awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on September 7, 2017. Note that the amounts reported in this column do not correspond to the actual economic value that may be received by our Named Executive Officers from their restricted stock unit awards.

Fiscal 2017 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding stock options and other equity awards held by our Named Executive Officers as of July 31, 2017.

Named Executive Officer	Grant Date		Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Stock Awards— Number of Shares or Units of Stock That Have Not Vested (#)	Stock Awards— Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Mr. McLaughlin	10/20/2016	(2)	—	—	—	—	32,402	4,269,936
	10/20/2016	(3)	—	—	—	—	32,402	4,269,936
	11/20/2015	(4)	—	—	—	—	16,961	2,235,121
	11/20/2014	(5)	—	—	—	—	150,000	19,767,000
	9/30/2011	(6)	769,935	—	10.77	9/29/2021	—	—
Mr. Zuk	10/20/2016	(7)	—	—	—	—	12,960	1,707,869
	10/20/2016	(8)	—	—	—	—	12,960	1,707,869
	11/20/2015	(9)	—	—	—	—	123,761	16,309,225
	11/20/2014	(10)	—	—	—	—	12,649	1,666,885
	01/21/2013	(11)	15,000	—	55.36	1/21/2023	—	—
Mr. Anderson	10/20/2016	(12)	—	—	—	—	19,441	2,561,935
	10/20/2016	(13)	—	—	—	—	19,441	2,561,935
	11/20/2015	(14)	—	—	—	—	139,232	18,347,993
	11/20/2014	(10)	—	—	—	—	14,230	1,875,229
	06/05/2012	(15)	143,750	—	20.19	6/04/2022	—	—
Mr. Bonvanie	10/20/2016	(16)	—	—	—	—	9,720	1,280,902
	10/20/2016	(17)	—	—	—	—	9,720	1,280,902
	11/20/2015	(18)	—	—	—	—	43,317	5,708,314
	11/20/2014	(10)	—	—	—	—	9,487	1,250,197
Mr. Tomlinson	10/20/2016	(7)	—	—	—	—	12,960	1,707,869
	10/20/2016	(8)	—	—	—	—	12,960	1,707,869
	11/20/2015	(4)	—	—	—	—	46,410	6,115,910
	11/20/2014	(5)	—	—	—	—	9,487	1,250,197

(1)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable Named Executive Officer by the closing market price of our common stock on the NYSE on July 31, 2017 (the last trading day of our fiscal year), which was $131.78 per share.
(2)	This restricted stock award vests as to 25% of the shares on October 20, 2018; the remaining shares shall vest in equal increments each quarter thereafter with full vesting occurring on October 20, 2020.
(3)	This restricted stock award represents the target award amount. The Named Executive Officer may potentially earn from 0% to 120% of the target based on the achievement, if any, of the performance criteria at the end of the performance period. The actual award earned shall be determined upon certification by our compensation committee. If earned, shares would vest according to the vesting schedule set forth above in footnote (2).

(4)	This restricted stock award vests as to 1/3 of the shares covered by the award on November 20, 2016, with an additional 1/12 of the remaining shares subject to the award vesting quarterly thereafter with full vesting occurring on November 20, 2018.
(5)	This restricted stock unit award vests as to 1/3 of the shares covered by the award on March 1, 2016, with an additional 1/8 of the remaining shares subject to the award vesting quarterly thereafter with full vesting occurring on March 1, 2018.
(6)	This stock option vests monthly over four years with full vesting occurring on August 26, 2015.
(7)	This restricted stock award vests as to 1/8 of the shares on October 20, 2017; 1/8 of the shares shall vest in equal increments each quarter in the second year; and the remaining shares shall vest in equal increments each quarter thereafter with full vesting occurring on October 20, 2020.
(8)	This restricted stock award represents the target award amount. The Named Executive Officer may potentially earn from 0% to 120% of the target based on the achievement, if any, of the performance criteria at the end of the performance period. The actual award earned shall be determined upon certification by Company’s Compensation Committee. If earned, shares would vest according to the vesting schedule set forth above in footnote (7).
(9)	This restricted stock award vests as to 1/6 of the shares covered by the award on November 20, 2016, with an additional 1/12 of the shares vesting quarterly in the year thereafter; and 1/8 of the shares vesting quarterly in the year thereafter with full vesting occurring on November 20, 2018.
(10)	This restricted stock unit award vests as to 1/3 of the shares covered by the award on November 20, 2015, with an additional 1/8 of the remaining shares subject to the award vesting quarterly thereafter with full vesting occurring on November 20, 2017.
(11)	This stock option vested as to 1/3 of the shares of common stock subject to the option on January 21, 2014, with an additional 1/8 of the remaining shares subject to the option vesting quarterly thereafter with full vesting occurring on January 21, 2016.
(12)	This restricted stock award vests as to 12% of the shares on October 20, 2017; 12% of the shares shall vest in equal increments each quarter in the second year; and the remaining shares shall vest in equal increments thereafter with full vesting occurring on October 20, 2020.
(13)	This restricted stock award represents the target award amount. The Named Executive Officer may potentially earn from 0% to 120% of the target based on the achievement, if any, of the performance criteria at the end of the performance period. The actual award earned shall be determined upon certification by Company’s Compensation Committee. If earned, shares would vest according to the vesting schedule set forth above in footnote (12).
(14)	This restricted stock award vests as to 1/7 of the shares covered by the award on November 20, 2016, with the remaining shares vesting quarterly in equal increments over the next two years thereafter with full vesting on November 20, 2018.
(15)	This stock option vested as to 1/4 of the shares of common stock subject to the option on June 4, 2013, with an additional 1/36 of the remaining shares subject to the option vesting monthly thereafter with full vesting occurring on June 4, 2017.
(16)	This restricted stock award vests as to 1/6 of the shares on October 20, 2017; 1/6 of the shares shall vest in equal increments each quarter in the second year; and the remaining shares shall vest in equal increments each quarter thereafter with full vesting occurring on October 20, 2020.
(17)	This restricted stock award represents the target award amount. The Named Executive Officer may potentially earn from 0% to 120% of the target based on the achievement, if any, of the performance criteria at the end of the performance period. The actual award earned shall be determined upon certification by Company’s Compensation Committee. If earned, shares would vest according to the vesting schedule set forth above in footnote (16).
(18)	This restricted stock award vests as to 1/4 of the shares covered by the award on November 20, 2016, with an additional 1/12 of the shares vesting quarterly in the year thereafter, and the remaining shares vesting quarterly thereafter with full vesting occurring on November 20, 2018.

Fiscal 2017 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and the vesting of stock awards by our Named Executive Officers during our fiscal year ended July 31, 2017.

Named Executive Officer	Option Awards— Number of Shares Acquired on Exercise (#)	Option Awards— Value Realized on Exercise ($) (1)	Stock Awards— Number of Shares Acquired on Vesting (#)	Stock Awards— Value Realized on Vesting ($) (2)
Mr. McLaughlin	70,000	9,193,800	233,630	31,118,843
Mr. Zuk	—	—	103,846	15,092,854
Mr. Anderson	—	—	114,145	16,489,527
Mr. Bonvanie	4,417	440,391	66,580	9,677,730
Mr. Tomlinson	—	—	73,717	10,942,681

(1)	Based on the market price of the Company’s common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
(2)	Based on the market price of the Company’s common stock on the vesting date, multiplied by the number of shares vested.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our Named Executive Officers during our fiscal year ended July 31, 2017.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our Named Executive Officers during our fiscal year ended July 31, 2017.

Executive Employment Agreements

We have entered into employment offer letters with each of our Named Executive Officers (other than Mr. Zuk) in connection with his commencement of employment with us.

Additionally, in December 2011, we entered into confirmatory new employment agreements with our then-serving executive officers and amended the employment offer letter of Mr. McLaughlin to achieve consistency in the employment terms and conditions of our executive officers.

Each of our Named Executive Officers is eligible to receive certain severance payments and benefits in connection with his termination of employment under various circumstances, including following a change in control, pursuant to written severance and change in control arrangements.

For a summary of the material terms and conditions of these arrangements, as well as an estimate of the potential payments and benefits payable to our Named Executive Officers under these arrangements, see the description below and the section titled “—Potential Payments Upon Termination or Change in Control” below. The estimated potential severance payments and benefits payable to each Named Executive Officer in the event of termination of employment as of July 31, 2017, pursuant to the arrangements under the confirmatory employment agreements, are described below.

The actual amounts that would be paid or distributed to our Named Executive Officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the Named Executive Officer’s base salary and the market price of our common stock. Although we have entered into written arrangements to provide severance payments and benefits to our Named Executive Officers in connection with a termination of employment under particular circumstances, we or an acquirer may mutually agree with the Named Executive Officers on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each Named Executive Officer would also be able to exercise any previously-vested stock options that he held. For more information about the Named Executive Officers outstanding equity awards as of July 31, 2017, see the section titled “—Fiscal 2017 Outstanding Equity Awards at Fiscal Year-End.”

Along with the severance payments and benefits described in a Named Executive Officer’s individual severance and change in control arrangement, they are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Termination of Employment Unrelated to a Change in Control

Messrs. McLaughlin, Tomlinson and Anderson. In the event of an involuntary termination of employment (a termination of employment by us without “cause”), at any time before a “change in control” or more than 24 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. McLaughlin, Tomlinson and Anderson would be eligible to receive:

•	continued payment of base salary as in effect as of the date of termination for a period of six months (or for Mr. McLaughlin, for a period of 12 months);

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of six months (or for Mr. McLaughlin, for a period of 12 months); and

•	for Mr. McLaughlin only, accelerated vesting of the number of shares of our common stock underlying the stock option granted to him on September 30, 2011 that are then unvested equal to the number of shares that would have vested if he had remained employed for six months after the date of termination.

Termination of Employment—Other Named Executive Officers. None of the remaining Named Executive Officers are eligible to receive any specific payments or benefits in the event of an involuntary termination of employment unrelated to a change in control.

Termination of Employment in Connection with a Change in Control

Messrs. Zuk and Bonvanie. In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 12 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. Zuk and Bonvanie would each be eligible to receive:

•	a lump sum cash payment equal to 12 months of his base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to 100% of his target incentive payment for that fiscal year;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months; and

•	accelerated vesting of the greater of (i) 12 months vesting of his then outstanding time-based equity awards, or (ii) 50% of his then outstanding, time-based equity awards.

Messrs. McLaughlin, Tomlinson and Anderson. In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 24 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. McLaughlin, Tomlinson and Anderson would each be eligible to receive:

•	a lump sum payment of his annual base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to 100% of his target incentive payment for that fiscal year;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months; and

•	24 months of accelerated vesting of his then-outstanding, time-based equity awards.

Applicable Definitions. Generally, for purposes of the foregoing provisions, a “change in control” means:

•	the sale or other disposition of all or substantially all of our assets;

•	any sale or exchange of our capital stock by stockholders in a transaction or series of related transactions where more than 50% of the outstanding voting power of the company is acquired by a person or entity or group of related persons or entities;

•	any reorganization, consolidation, or merger of the company where our outstanding voting securities immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent organization) immediately after the transaction; or

•	the consummation of the acquisition of 51% or more of our outstanding stock pursuant to a tender offer validly made under any state or federal law (other than a tender offer by us).

Generally, for purposes of the foregoing provisions, “cause” is limited to:

•	conviction of any felony or any crime involving moral turpitude or dishonesty;

•	participation in intentional fraud or an act of willful dishonesty against us;

•	willful breach of our policies that materially harms us;

•	intentional damage of a substantial amount of our property;

•	willful and material breach of the Named Executive Officer’s employment offer letter, employment agreement or his employee invention assignment and confidentiality agreement; or

•	a willful failure or refusal in a material respect to follow the lawful, reasonable policies or directions of us as specified by our board of directors or Chief Executive Officer after being provided with notice of such failure, which failure is not remedied within 30 days after receipt of written notice from us.

Generally, for purposes of the foregoing provisions, “good reason” means a resignation within 12 months following the occurrence, without the Named Executive Officer’s written consent, of one or more of the following:

•	there is a material reduction in the Named Executive Officer’s authority, status, obligations, or responsibilities, provided that, for Messrs. Zuk, Bonvanie and Anderson, following a “change in control,” a change in title alone will not constitute a material reduction;

•	there is a reduction in the Named Executive Officer’s total annual compensation of more than 10% unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of our employees pursuant to a directive of our board of directors;

•	any failure by us to pay the Named Executive Officer’s base salary;

•	the relocation of the principal place of our business to a location that is more than a specified number of miles further away from the Named Executive Officer’s home than our current location.

A resignation for “good reason” will not be deemed to have occurred unless the Named Executive Officer gives us written notice of one of the above conditions within 90 days of its occurrence, and we fail to remedy the condition within 30 days of receipt of such notice.

Potential Payments Upon Termination or Change in Control

The tables below provide an estimate of the value of the compensation and benefits due to each of our Named Executive Officers for our fiscal year ended July 31, 2017, in the events described below, assuming that the termination of employment and change in control was effective on July 31, 2017, under the applicable employment agreements described above. The actual amounts to be paid can only be determined at the time of the termination of employment.

Termination of Employment Unrelated to a Change in Control

		Value of Accelerated Equity Awards ($) (1)		Value of Continued Health Care Coverage Premiums ($)
Named Executive Officer	Salary Continuation ($)	Restricted Stock and Restricted Stock Units	Options		Total ($)
Mr. McLaughlin	750,000	—	—	24,785	774,785
Mr. Tomlinson	237,500	—	—	12,392	249,829
Mr. Anderson	370,000	—	—	12,557	382,557

(1)	The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock awards, restricted stock unit awards, and stock options. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at July 31, 2017, that would become vested by (ii) the difference between $131.78 (the closing market price of our common stock on the NYSE on July 31, 2017, the last trading day in the fiscal year ended July 31, 2017) and the exercise price of such option. For the restricted stock awards and the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or outstanding restricted stock unit awards at July 31, 2017, that would become vested by (ii) $131.78 (the closing market price of our common stock on the NYSE on July 31, 2017, the last trading day in the fiscal year ended July 31, 2017).

Termination of Employment in Connection with a Change in Control

	Salary Continuation ($)	Target Annual Cash Bonus ($)	Value of Accelerated Equity Awards ($) (1)		Value of Continued Health Care Coverage Premiums ($)	Total ($)
Named Executive Officer			Restricted Stock and Restricted Stock Units	Options
Mr. McLaughlin	750,000	825,000	25,338,000	—	24,785	26,937,785
Mr. Zuk	415,000	207,500	12,607,393	—	25,115	13,255,008
Mr. Bonvanie	365,000	182,500	5,774,204	—	24,785	6,346,489
Mr. Tomlinson	475,000	285,000	9,180,717	—	24,785	9,965,502
Mr. Anderson	740,000	444,000	22,913,116	—	25,115	24,122,231

(1)

The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock awards, restricted stock unit awards and stock options. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at July 31, 2017, that would become vested by (ii) the difference between $131.78 (the closing market price of our common stock on the NYSE on July 31, 2017, the last trading day in the fiscal year ended July 31, 2017) and the exercise price of such option. For the restricted stock awards and the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or restricted stock unit awards at July 31, 2017 that would become vested by (ii) $131.78 (the closing market price of our common stock on the NYSE on July 31, 2017, the last trading day in the fiscal year ended July 31, 2017).

Equity Compensation Plan Information

The following table provides information as of July 31, 2017, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	8,087,320	$13.11	11,792,688
Equity compensation plans not approved by stockholders	—	—	—

Total	8,087,320		11,792,688

(1)	Includes the following plans: the 2012 Plan, 2005 Equity Incentive Plan and 2012 Employee Stock Purchase Plan (“2012 ESPP”). Our 2012 Plan provides that on the first day of each fiscal year commencing in fiscal year 2014, the number of shares authorized for issuance under the 2012 Plan is automatically increased by a number equal to the lesser of (i) 8,000,000 shares of common stock, (ii) four and one half percent (4.5%) of the aggregate number of shares of common stock outstanding on the last day of the preceding fiscal year, or (iii) such number of shares that may be determined by our board of directors. Our 2012 ESPP provides that on the first day of each fiscal year commencing in fiscal year 2014 the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the lesser of (i) 2,000,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.
(2)	The weighted average exercise price does not take into account outstanding restricted stock or RSUs, which have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2017 for:

•	each of our directors and nominees for director;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 91,872,731 shares of our common stock outstanding at September 30, 2017. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable (or issuable upon vesting of restricted stock units) within 60 days of September 30, 2017. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
The Vanguard Group (1)	7,262,069	7.9%
Named Executive Officers and Directors:
Mark D. McLaughlin (2)	1,077,709	1.2%
Nir Zuk (3)	1,969,676	2.1%
Mark Anderson (4)	307,740	*
Steffan C. Tomlinson (5)	115,984	*
René Bonvanie (6)	107,136	*
Lee Klarich (7)	385,807	*
Frank Calderoni (8)	5,169	*
Asheem Chandna (9)	107,643	*
John M. Donovan (10)	22,044	*
Carl Eschenbach (11)	3,057	*
James J. Goetz (12)	286,259	*
Mary Pat McCarthy (13)	2,161	*
Stanley J. Meresman (14)	14,924	*
Sridhar Ramaswamy (15)	—	*
Daniel J. Warmenhoven (16)	22,860	*
All current directors and executive officers as a group (15 Persons) (17)	4,428,169	4.8%

*	Represents beneficial ownership of less than one percent (1%).
(1)

As of June 30, 2017, the reporting date of The Vanguard Group’s most recent filing with the SEC pursuant to Form 13F of the Exchange Act filed on August 24, 2017. The Vanguard Group has sole voting power with respect to 71,644 shares and shared voting power with respect to 17,717 shares. The address for The Vanguard Group is P.O. Box 2600 V26, Valley Forge, PA 19482.
(2)	Consists of (i) 182,774 shares held of record by Mr. McLaughlin; (ii) 125,000 shares held of record by GRAT, for which Mr. McLaughlin serves as a trustee; and (iii) 769,935 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2017.
(3)	Consists of (i) 1,653,375 shares held of record by Mr. Zuk; (ii) 294,976 shares held by the Zuk 2016 Grantor Retained Annuity Trust (GRAT) dated June 17, 2016, for which Mr. Zuk serves as a trustee; (iii) 15,000 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2017; and (iv) 6,325 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2017.
(4)	Consists of (i) 156,875 shares held of record by Mr. Anderson; (ii) 143,750 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2017; and (iii) 7,115 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2017.
(5)	Consists of (i) 111,240 shares held of record by Mr. Tomlinson; and (ii) 4,744 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2017.
(6)	Consists of (i) 102,392 shares held of record by Mr. Bonvanie; and (ii) 4,744 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2017.
(7)	Consists of 385,807 shares held of record by Mr. Klarich.
(8)	Consists of 5,169 shares held of record by Mr. Calderoni.
(9)	Consists of 104,032 shares held of record by the Chandna Family Revocable Trust DTD 4/13/98.
(10)	Consists of (i) 2,556 shares held of record by Mr. Donovan; and (ii) 19,488 shares held of record by SRJ Norway Partners LP, for which Mr. Donovan serves as the general partner.
(11)	Consists of 3,057 shares held of record by Mr. Eschenbach.
(12)	Consists of (i) 271,645 shares held of record by Mr. Goetz; and (ii) 14,614 shares held of record by the Goetz Children’s Trust U/A 4/24/1998.
(13)	No shares were held by Ms. McCarthy as of September 30, 2017; and consists of 2,161 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2017.
(14)	Consists of 14,924 shares held of record by Mr. Meresman.
(15)	No shares were held by Mr. Ramaswamy as of September 30, 2017 and no equity awards vest within 60 days of September 30, 2017.
(16)	Consists of 22,860 shares held of record by Mr. Warmenhoven as Trustee of the Dan Warmenhoven Tr Ua 12/16/1987 The Warmenhoven 1987 Revocable Trust.
(17)	Consists of (i) 3,474,395 shares beneficially owned by the current directors and executive officers; (ii) 928,685 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2017; and (iii) 25,089 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2017.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers, or beneficial holders of more than 5% of any class of our outstanding capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with certain current and former executive officers. See the section titled “Discussion of our Fiscal 2017 Executive Compensation Program—Executive Employment Agreements.”

We have also entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Monica Anderson, the daughter of Mark Anderson, our President, is employed by us as a Corporate Sales Representative. Her annual salary and other cash compensation is approximately $107,754, and she receives benefits consistent with other employees serving in the same capacity. In addition, she received a grant of 194 RSUs during our fiscal year ended July 31, 2017.

Transactions with AT&T Inc., Anaplan, Inc. and Google Inc.

Mr. Donovan, one of our independent directors, is an executive officer at AT&T. Since the beginning of our last fiscal year through October 15, 2017, both directly and through our channel partners, we have sold an aggregate of approximately $58.8 million of products and services to AT&T and have purchased an aggregate of approximately $0.2 million of AT&T products and services, all in arm’s length transactions. Mr. Calderoni, one of our independent directors, is an executive officer at Anaplan. Since the beginning of our last fiscal year through October 15, 2017, both directly and through our channel partners, we have sold an aggregate of approximately $0.5 million of products and services to Anaplan and have purchased an aggregate of approximately $0.7 million of Anaplan products and services, all in arm’s length transactions. Mr. Ramaswamy, one of our independent directors, is an executive at Google. Since the beginning of our last fiscal year through October 15, 2017, we have purchased an aggregate of approximately $4.5 million of Google products and services, all in arm’s length transactions.

Additionally, none of Messrs. Donovan, Calderoni or Ramaswamy take part in the discussion of transactions with AT&T, Anaplan, or Google, respectively, when such transactions are reviewed by our board of directors. Additionally, AT&T expects its 2017 capital expenditures to be in the $22 billion range. AT&T’s purchases of our products and services, which totaled $58.8 million, are not material to either us or AT&T. All transactions with AT&T, Anaplan and Google are subject to our rigorous related party transactions review process and policy, as further described below.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $500,000 or 2% of the company’s total annual revenues, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended July 31, 2017, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2017 Annual Report and SEC Filings

Our financial statements for our fiscal year ended July 31, 2017, are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.paloaltonetworks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Santa Clara, California

October 23, 2017

Appendix A

PALO ALTO NETWORKS, INC.

EXECUTIVE INCENTIVE PLAN

PURPOSE

The purpose of the Palo Alto Networks, Inc. Executive Incentive Plan (the “Plan”) is to motivate and reward eligible Service Providers of Palo Alto Networks, Inc. (the “Company”) for their service. It is the intent that the incentives provided for in the Plan to certain executive officers of the Company do not have their deductibility limited by Section 162(m). However, the Company cannot guarantee that awards under the Plan will qualify for exemption under Section 162(m), and in certain circumstances, Actual Cash Awards or Equity Awards under the Plan may not comply with Section 162(m), either intentionally or unintentionally. The Plan is subject to the approval of the Company’s stockholders.

The Plan is divided into three articles: Article I, which addresses the cash component of the Plan (the “Cash Component”); Article II, which addresses the equity component of the Plan (the “Equity Component”); and Article III, which sets forth (i) the terms and conditions that apply to both the Cash Component and the Equity Component and (ii) the defined terms used in the Plan. The Plan is effective upon the date of its approval by the Company’s stockholders (the “Effective Date”) as set forth above.

ARTICLE I

CASH COMPONENT

1.    Administration of the Cash Component.

(a)    General. The Cash Component will be administered by the Administrator.

(b)    Multiple Administrative Bodies. Different Committees with respect to different groups of Covered Employees may administer the Cash Component.

(c)    Powers of the Administrator. Subject to the Plan, any limitations on delegations and applicable laws, the Administrator will have the authority, in its sole discretion to make any determinations deemed necessary or advisable to administer the Cash Component including:

(i)    to select the Cash Component Participants,

(ii)    to establish the length of the Performance Periods,

(iii)    to establish Performance Goals for performance during each Performance Period,

(iv)    to determine the Payout Calculation Methodology for each Performance Goal, and

(v)    to make all determinations and take all other actions necessary or appropriate for the proper administration and operation of the Cash Component.

Any determination by the Administrator on any matter relating to the Cash Component shall be made in its sole discretion and need not be uniform among Cash Component Participants. The Administrator’s interpretation of the Cash Component shall be final, conclusive, and binding on all parties concerned, including the Company, its stockholders, and any or all Cash Component Participants.

2.    Eligibility. Actual Cash Awards under the Cash Component may be paid to any Cash Component Participant.

3.    Actual Cash Awards.

(a)    General. Actual Cash Awards may be payable to a Cash Component Participant because of the satisfaction of Performance Goals established with respect to a Performance Period. A Cash Component Participant may be eligible for Actual Cash Awards for multiple and overlapping Performance Periods.

(b)    Setting Cash Award Criteria. No later than the Determination Date for a Performance Period (which must be a date on which the outcome of the applicable Payout Calculation Methodology is substantially uncertain), the Administrator will,

(i)    designate one or more Cash Component Participants,

(ii)    select the Performance Goals applicable to the Performance Period,

(iii)    establish the Payout Calculation Methodology for such Performance Goals; and

(iv)    establish a target award and Maximum Cash Award for each Cash Component Participant for the Performance Period.

(c)    Performance Goals.

(i)    If a Performance Goal is based on, or calculated with respect to, the Company’s common stock (such as increases in earnings per share, book value per share or other similar measures), then, if any corporate transaction occurs involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of common stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of common stock, merger, consolidation, extraordinary cash distribution, redemption, stock issuance, or sale, lease or transfer of substantially all of the assets of the Company), the Administrator shall make or provide for such adjustments in such Performance Goal as the Administrator may in good faith determine to be equitably required to prevent dilution or enlargement of any increase or decrease in the rights of Cash Component Participants.

(ii)    To the extent identified in the Payout Calculation Methodology, evaluation of performance may include or exclude events or items as specified by the Administrator including, without limitation, the following unusual or nonrecurring events: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification 225-20 “Extraordinary and Unusual Items” and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable fiscal year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses.

(d)    Actual Bonus Determination.

(i)    Before any Actual Cash Award is paid, the Administrator must certify in writing (i) to what extent the Performance Goal(s) were attained and (ii) the result of the Payout Calculation Methodology for each Cash Component Participant based upon the attainment of the Performance Goal(s).

(ii)    The Administrator may determine to pay a Cash Component Participant an Actual Cash Award up to the amount specified in the foregoing certification. The Administrator may also reduce or eliminate the amount of any Actual Cash Award of any Cash Component Participant at any time prior to payment thereof, based on such criteria as it shall determine, including but not limited to individual merit and attainment of, or the failure to attain, specified personal goals established by the Administrator.

(iii)    Under no circumstance may the Administrator, increase the amount of Actual Cash Award paid to a Cash Component Participant under the Cash Component above the amount determined in Section 3(d)(i) of the Cash Component based on the Payout Calculation Methodology.

(e)    Payment. Following the Administrator’s determination under Section 3(d) of the Cash Component, Actual Cash Awards shall be paid in cash as promptly as is administratively practicable.

(f)    Death, Disability, Termination of Employment.

(i)    If a Cash Component Participant dies or terminates employment due to Disability prior to the end of a Performance Period, the Cash Component Participant (or if the participant’s death occurs, the Cash Component Participant’s beneficiary) may receive a pro-rata portion of the target award established for the Cash Component Participant as determined by the Administrator.

(ii)    If a Cash Component Participant’s employment with the Company is otherwise terminated during the Performance Period, the Cash Component Participant will not have earned and will not be entitled to payment of any Actual Cash Award.

(g)    Annual Maximum. The aggregate of all Actual Cash Awards payable to a Cash Component Participant under the Cash Component in any fiscal year of the Company may not exceed the Maximum Cash Award, and any excess will be forfeited.

4.    Other Terms.

(a)    No Effect on Employment or Service. Neither the Cash Component nor any award under the Cash Component will confer upon a Cash Component Participant any right regarding continuing the Cash Component Participant’s relationship as an employee of the Company or an Affiliate, nor will they interfere with the Cash Component Participant’s right, or the Cash Component Participant’s employer’s right, to terminate such relationship with or without cause, to the extent permitted by applicable laws.

(b)    Right to Actual Cash Award. No officer or other person shall have any claim or right to receive any Actual Cash Award payable under the Cash Component prior to the actual payment thereof, regardless of whether the Administrator has certified any amount to be payable to any Cash Component Participant.

(c)    Taxes. The Company or any Affiliate employing a Cash Component Participant, as applicable, may deduct from all Actual Cash Awards payable any federal, state, local or foreign taxes required by law to be withheld regarding such payments.

(d)    No Transfers or Assignments. No award under the Cash Component nor any rights or interests or shall be assigned, transferred, pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Cash Component Participant to, any party (other than the Company or any Affiliate).

(e)    Non-exclusivity of Cash Component. Nothing in the Cash Component shall be construed as limiting the authority of the Administrator, the Board, the Company or any Affiliate to establish any other annual, long-term or other incentive plan or as limiting the authority of any of the foregoing to pay cash bonuses or other supplemental or additional incentive compensation to any persons employed by the Company or any Affiliate, whether or not such person is a Cash Component Participant in this Cash Component and regardless of how the amount of such bonus or compensation is determined.

(f)    Section 409A. It is intended that all bonuses payable under this Cash Component will be exempt from the requirements of Section 409A under the “short-term deferral” exemption or will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Cash Component will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms will be interpreted to so comply or be exempt. Each payment and benefit payable under this Cash Component is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no case will the Company or any Affiliate reimburse any Cash Component Participant for any tax liabilities incurred under Section 409A.

ARTICLE II

EQUITY COMPONENT

1.    Shares Issuable Under the Equity Component.

(a)    Shares Subject to Equity Awards. The Shares underlying an Equity Award will be issued from the Equity Plan.

(b)    Incentive Stock Options. Subject to adjustment as provided in Section 13 of the Equity Plan and/or Section 13 of the Equity Component, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal 200% of the aggregate Share number stated in Section 3(a) of the Equity Plan, plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Equity Plan pursuant to Sections 3(b) and 3(c) of the Equity Plan.

2.    Administration of the Equity Component.

(a)    Procedure.

(i)    Generally. The Equity Component will be administered by the Administrator.

(ii)    Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Equity Component.

(iii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(b)    Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)    to determine the Fair Market Value;

(ii)    to select the Service Providers to whom Equity Awards may be granted hereunder;

(iii)    to determine the number of Shares to be covered by each Equity Award granted hereunder;

(iv)    to approve forms of Equity Award Agreements for use under the Equity Component;

(v)    to determine the terms and conditions, not inconsistent with the terms of the Equity Component, of any Equity Award granted hereunder. Such terms and conditions include, but are not limited to,

the exercise price, the time or times when Equity Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Equity Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)    to construe and interpret the terms of the Equity Component and Equity Awards granted pursuant to the Equity Component;

(vii)    to prescribe, amend and rescind rules and regulations relating to the Equity Component, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii)    to modify or amend each Equity Award (subject to Section 3 of Article III), including but not limited to the discretionary authority to extend the post-termination exercisability period of Equity Awards and to extend the maximum term of an Option (subject to Section 5(b) of the Equity Component regarding Incentive Stock Options);

(ix)    to allow Equity Component Participants to satisfy withholding tax obligations in such manner as prescribed in Section 14 of the Equity Component;

(x)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Equity Award previously granted by the Administrator;

(xi)    to allow an Equity Component Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Equity Component Participant under an Equity Award; and

(xii)    to make all other determinations deemed necessary or advisable for administering the Equity Component.

(c)    No Exchange Program. The Administrator may not implement an Exchange Program.

(d)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all Equity Component Participants and any other holders of Equity Awards.

3.    Eligibility. Equity Awards may be granted only to Service Providers.

4.    Equity Award Limitations.

(a)    Annual Equity Awards for Employees. The limits specified below shall be applicable to Equity Awards issued under the Equity Component to Employees:

(i)    Limits on Options. No Employee shall be granted Options during any Fiscal Year with respect to more than 500,000 Shares; provided, however, that in connection with an Equity Component Participant’s initial service as an Employee, the Equity Component Participant may be granted Options with respect to an additional 500,000 Shares during such Fiscal Year.

(ii)    Limits on Restricted Stock. No Employee shall be granted Equity Awards of Restricted Stock during any Fiscal Year with respect to more than 250,000 Shares; provided, however, that in connection with an Equity Component Participant’s initial service as an Employee, the Equity Component Participant may be granted Equity Awards of Restricted Stock with respect to an additional 250,000 Shares during such Fiscal Year.

(iii)    Limits on Restricted Stock Units. No Employee shall be granted Restricted Stock Units during any Fiscal Year with respect to more than 250,000 Shares; provided, however, that in connection with an Equity Component Participant’s initial service as an Employee, the Equity Component Participant may be granted Restricted Stock Units with respect to an additional 250,000 Shares during such Fiscal Year.

(iv)    Limits on Stock Appreciation Rights. No Employee shall be granted Stock Appreciation Rights during any Fiscal Year with respect to more than 500,000 Shares; provided, however, that in connection with an Equity Component Participant’s initial service as an Employee, the Equity Component Participant may be granted Stock Appreciation Rights with respect to an additional 500,000 Shares during such Fiscal Year.

(v)    Limits on Performance Shares. No Employee shall be granted Equity Awards of Performance Shares during any Fiscal Year with respect to more than 250,000 Shares; provided, however, that in connection with an Equity Component Participant’s initial service as an Employee, the Equity Component Participant may be granted Equity Awards of Performance Shares with respect to an additional 250,000 Shares during such Fiscal Year.

(vi)    Limits on Performance Units. No Employee shall be granted Equity Awards of Performance Units during any Fiscal Year with an aggregate initial value of greater than 250,000 Shares (or, in the case of any cash-settled Performance Units, the dollar value based on the product of 250,000 Shares multiplied by the Fair Market Value as of the day prior to the Effective Date); provided, however, that in connection with an Equity Component Participant’s initial service as an Employee, the Equity Component Participant may be granted Equity Awards of Performance Shares with respect to an additional 250,000 Shares (or, in the case of any cash-settled Performance Units, the dollar value based on the product of 250,000 Shares multiplied by the Fair Market Value as of the day prior to the Effective Date) during such Fiscal Year.

(b)    Annual Awards for Outside Directors. No Outside Director may, in any Fiscal Year, be paid, whether under the Plan or otherwise, cash compensation and granted equity awards (including, but not limited to, Equity Awards issued under the Equity Component) with an aggregate value (determined as fair value under GAAP with respect to equity awards) greater than $2,000,000, except that such limit will be increased to $4,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any cash compensation paid or equity awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purpose of this limitation.

5.    Stock Options.

(a)    Limitations. Each Option will be designated in the Equity Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Equity Component Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 5(a) of the Equity Component, Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)    Term of Option. The term of each Option will be stated in the Equity Award Agreement. In the case of an Incentive Stock Option, the term will be 10 years from the date of grant or such shorter term as may be provided in the Equity Award Agreement. Moreover, in the case of an Incentive Stock Option granted to an Equity Component Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be 5 years from the date of grant or such shorter term as may be provided in the Equity Award Agreement.

(c)    Option Exercise Price and Consideration.

(i)    Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)    In the case of an Incentive Stock Option

a)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

b)    granted to any Employee other than an Employee described in paragraph (a) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2)    In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(3)    Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)    Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Equity Component; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)    Exercise of Option.

(i)    Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Equity Component and at such times and under such conditions as determined by the Administrator and set forth in the Equity Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Equity Award Agreement and the Equity Component. Shares issued upon exercise of an Option will be issued in the name of the Equity Component Participant or, if requested by the Equity Component Participant, in the name of the Equity Component Participant and his or her spouse. Until the

Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Equity Plan and/or Section 13 of the Equity Component.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Equity Component and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)    Termination of Relationship as a Service Provider. If an Equity Component Participant ceases to be a Service Provider, other than upon the Equity Component Participant’s termination as the result of the Equity Component Participant’s death or Disability, the Equity Component Participant may exercise his or her Option within such period of time as is specified in the Equity Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Equity Award Agreement). In the absence of a specified time in the Equity Award Agreement, the Option will remain exercisable for 3 months following the Equity Component Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Equity Component Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Equity Component. If after termination the Equity Component Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Equity Component.

(iii)    Disability of Equity Component Participant. If an Equity Component Participant ceases to be a Service Provider as a result of the Equity Component Participant’s Disability, the Equity Component Participant may exercise his or her Option within such period of time as is specified in the Equity Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Equity Award Agreement). In the absence of a specified time in the Equity Award Agreement, the Option will remain exercisable for 12 months following the Equity Component Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Equity Component Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Equity Component. If after termination the Equity Component Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Equity Component.

(iv)    Death of Equity Component Participant. If an Equity Component Participant dies while a Service Provider, the Option may be exercised following the Equity Component Participant’s death within such period of time as is specified in the Equity Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Equity Award Agreement), by the Equity Component Participant’s designated beneficiary, provided such beneficiary has been designated prior to Equity Component Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Equity Component Participant, then such Option may be exercised by the personal representative of the Equity Component Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Equity Component Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Equity Award Agreement, the Option will remain exercisable for 12 months following Equity Component Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Equity Component Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Equity Component. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Equity Component.

6.    Restricted Stock.

(a)    Grant of Restricted Stock. Subject to the terms and provisions of the Equity Component, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)    Restricted Stock Agreement. Each Equity Award of Restricted Stock will be evidenced by an Equity Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)    Transferability. Except as provided in this Section 6 of the Equity Component or the Equity Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)    Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)    Removal of Restrictions. Except as otherwise provided in this Section 6 of the Equity Component, Shares of Restricted Stock covered by each Restricted Stock grant made under the Equity Component will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)    Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)    Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)    Return of Restricted Stock to Company. On the date set forth in the Equity Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Equity Component.

7.    Restricted Stock Units.

(a)    Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Equity Component, it will advise the Equity Component Participant in an Equity Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)    Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Equity Component Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c)    Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Equity Component Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)    Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Equity Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)    Cancellation. On the date set forth in the Equity Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

8.    Stock Appreciation Rights.

(a)    Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Equity Component, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)    Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)    Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than 100% of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Equity Component, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Equity Component.

(d)    Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Equity Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)    Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Equity Component will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Equity Award Agreement. Notwithstanding the foregoing, the rules of Section 5(b) of the Equity Component relating to the maximum term and Section 5(d) of the Equity Component relating to exercise also will apply to Stock Appreciation Rights.

(f)    Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, an Equity Component Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)    The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)    The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

9.    Performance Units and Performance Shares.

(a)    Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Equity Component Participant.

(b)    Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)    Performance Objectives and Other Terms. The Administrator will set Performance Goals, performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Equity Component Participants. The time period during which the Performance Goals, performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Equity Award of Performance Units/Shares will be evidenced by an Equity Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)    Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Equity Component Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals, performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)    Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)    Cancellation of Performance Units/Shares. On the date set forth in the Equity Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Equity Component.

10.    Performance-Based Compensation Under Section 162(m).

(a)    General. The provisions of this Section 10 of the Equity Component will control over any contrary provision in the Equity Component.

(b)    Performance Goals. The granting and/or vesting of Equity Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units under the Equity Component shall be made subject to the attainment of one or more Performance Goals. The Administrator will adjust any performance criteria, Performance Goal, or other feature of an Equity Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock. The Performance Goals may differ from Equity Component Participant to Equity Component Participant and from Equity Award to Equity Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Equity Component Participant.

(c)    Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), no later than the Determination Date for each Performance Period, the Administrator will, in writing, (i) designate one or more Equity Component Participants to whom an Equity Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Equity Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Equity Awards, as applicable, to be earned by each Equity Component Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by an Equity Component Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. An Equity Component Participant will be eligible to receive payment pursuant to an Equity Award for a Performance Period only if the Performance Goals for such period are achieved.

(d)    Additional Limitations. Notwithstanding any other provision of the Equity Component, any Equity Award will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m), and the Equity Component will be deemed amended to the extent necessary to conform to such requirements.

11.    Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Equity Awards granted hereunder will be suspended during any unpaid leave of absence. An Equity Component Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then 6 months following the first day of such leave any Incentive Stock Option held by the Equity Component Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12.    Transferability of Equity Awards. Unless determined otherwise by the Administrator, an Equity Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Equity Component Participant, only by the Equity Component Participant. If the Administrator makes an Equity Award transferable, such Equity Award will contain such additional terms and conditions as the Administrator deems appropriate.

13.    Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Equity Component, will adjust the number, class, and price of Shares covered by each outstanding Equity Award and the numerical Share limits in Sections 1 and 4 of the Equity Component.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Equity Component Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Equity Award will terminate immediately prior to the consummation of such proposed action.

(c)    Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Equity Award will be treated as the Administrator determines, including, without limitation, that each Equity Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Equity Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Equity Award, the Equity Component Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Equity Awards would not otherwise be vested or exercisable, and, with respect to Equity Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Equity Component Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Equity Award will be considered assumed if, following the Change in Control, the Equity Award confers the right to purchase or receive, for each Share subject to the Equity Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Equity Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 13(c) of the Equity Component to the contrary, an Equity Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Equity Component Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Equity Award assumption.

(d)    Outside Director Equity Awards. With respect to Equity Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Equity Component Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Equity Component Participant (unless such resignation is at the request of the acquirer), then the Equity Component Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Equity Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

14.    Tax.

(a)    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Equity Award (or exercise thereof), or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require an Equity Component Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Equity

Component Participant’s FICA obligation) required to be withheld with respect to such Equity Award (or exercise thereof).

(b)    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit an Equity Component Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c)    Compliance With Section 409A. Equity Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Equity Component and each Equity Award Agreement under the Equity Component is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Equity Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Equity Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

15.    No Effect on Employment or Service. Neither the Equity Component nor any Equity Award will confer upon an Equity Component Participant any right with respect to continuing the Equity Component Participant’s relationship as a Service Provider with the Company or any Parent or Subsidiary of the Company, nor will they interfere in any way with the Equity Component Participant’s right or the Company’s right, or any Parent’s or Subsidiary’s right, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16.    Date of Grant. The date of grant of an Equity Award will be, for all purposes, the date on which the Administrator makes the determination granting such Equity Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Equity Component Participant within a reasonable time after the date of such grant.

17.    Conditions Upon Issuance of Shares.

(a)    Legal Compliance. Shares will not be issued pursuant to the exercise of an Equity Award unless the exercise of such Equity Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    Investment Representations. As a condition to the exercise of an Equity Award, the Company may require the person exercising such Equity Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

18.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification, or rule compliance will not have been obtained.

ARTICLE III

OTHER TERMS

1.    Forfeiture Events.

(a)    All Awards will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the Administrator may impose such other clawback, recovery, or recoupment provisions in a Cash Award Agreement or Equity Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 1 of Article III is specifically mentioned and waived in a Cash Award Agreement, Equity Award Agreement, or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company, any Parent or Subsidiary of the Company, or any Affiliate.

(b)    The Administrator may specify in a Cash Award Agreement or Equity Award Agreement that the applicable Participant’s rights, payments, and benefits with respect to such Participant’s Actual Cash Award or Equity Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Actual Cash Award or Equity Award. Such events may include, but will not be limited to, a Cash Component Participant’s Termination of Employment for cause, termination of an Equity Component Participant’s status as a Service Provider for cause, or any specified action or inaction by the Participant, whether before or after the date of such Termination of Employment or termination of Service Provider status, that would constitute cause for such individual’s Termination of Employment or termination of Service Provider status.

(c)    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under securities laws, any Participant who (i) knowingly or through gross negligence engaged in the misconduct or who knowingly or through gross negligence failed to prevent the misconduct or (ii) is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, must reimburse the Company the amount of any payment in settlement of any Award earned or accrued during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

2.    Term of Plan. The Plan will become effective upon the Effective Date. It will continue in effect for a term of 5 years from the Effective Date, unless terminated earlier under Section 3 of this Article III.

3.    Amendment and Termination.

(a)    Amendment and Termination. The Board or Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)    Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with applicable laws.

(c)    Consent of Participants Generally Required. Subject to Section 1(d)3(d) of this Article III, no amendment, alteration, suspension or termination of the Plan or an Award under it will impair the rights of any Participant, unless mutually agreed otherwise between such Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company (any such agreement with respect to an award under the Cash Component, a “Cash Award Agreement”). Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards established under the Plan prior to such termination.

(d)    Exceptions to Consent Requirement.

(i)    A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination does not materially impair the Participant’s rights, and

(ii)    subject to any limitations of applicable laws, the Administrator may amend the terms of any Awards under the Plan without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done:

(1)    in a manner permitted under the Plan;

(2)    to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant;

(3)    to comply with other applicable laws; or

(4)    as necessary based on rulings or guidance issued to ensure compliance with the requirements of Section 162(m).

4.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under applicable laws.

5.    Law Governing. The validity and construction of the Plan shall be governed by the laws of the State of California but without regard to the choice of law principles thereof.

6.    Definitions. As used herein, the following definitions will apply to the Plan, and any term not specifically defined herein shall have the meaning ascribed to it in the Equity Plan:

(a)    “Actual Cash Award” means as to any Performance Period, the actual award (if any) payable to a Cash Component Participant for the Performance Period. Each Actual Cash Award is determined by the Payout Calculation Methodology for the Performance Period, subject to the Administrator’s authority under Section 3(d)(ii) of the Cash Component to eliminate or reduce the award otherwise determined by the Payout Calculation Methodology. To apply the Maximum Cash Award limitation, the Actual Cash Award will be deemed to have been determined on the last day of the applicable Performance Period, so that if there are multiple Performance Periods ending in a particular fiscal year of the Company, the Actual Cash Awards, in the aggregate, may not exceed the Maximum Cash Award regarding all such Performance Periods ending in that fiscal year of the Company.

(b)    “Administrator” means the Compensation Committee of the Board or any other Committee.

(c)    “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

(d)    “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Equity Awards are, or will be, granted under the Equity Component.

(e)    “Award” means an award under the Cash Component or an Equity Award.

(f)    “Board” means the Board of Directors of the Company.

(g)    “Cash Component Participant” means as to any Performance Period, an employee of the Company or an Affiliate selected by the Administrator for participation in the Cash Component for that Performance Period.

(h)    “Change in Control” means the occurrence of any of the following events:

(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(i)    “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

(j)    “Committee” means a duly authorized committee of the Board consisting of 2 or more “outside directors” within the meaning of Section 162(m).

(k)    “Common Stock” means the common stock of the Company.

(l)    “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m)    “Covered Employee” means any Service Provider who would be considered a “covered employee” within the meaning of Section 162(m).

(n)    “Determination Date” means the latest possible date that will not jeopardize the qualification of an Actual Cash Award or Equity Award as “performance-based compensation” under Section 162(m).

(o)    “Director” means a member of the Board.

(p)    “Disability” means a permanent and total disability determined under uniform and nondiscriminatory standards adopted by the Administrator from time to time; provided, however, that in the case of Incentive Stock Options, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(q)    “Employee” means any person, including Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r)    “Equity Award” means, individually or collectively, a grant under the Equity Component of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, or Performance Shares.

(s)    “Equity Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Equity Award granted under the Equity Component. The Equity Award Agreement is subject to the terms and conditions of the Equity Component.

(t)    “Equity Component Participant” means the holder of an outstanding Equity Award.

(u)    “Equity Plan” means the Company’s 2012 Equity Incentive Plan as hereinafter may be amended.

(v)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(w)    “Exchange Program” means a program under which (i) outstanding Equity Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Equity Component Participants would have the opportunity to transfer any outstanding Equity Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Equity Award is increased or reduced.

(x)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)    In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(y)    “Fiscal Year” means the fiscal year of the Company.

(z)    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(aa)    “Maximum Cash Award” means as to any Cash Component Participant for any fiscal year of the Company, $5,000,000.

(bb)    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(cc)    “Option” means a stock option granted pursuant to the Equity Component.

(dd)    “Outside Director” means a Director who is not an Employee.

(ee)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ff)    “Participant” means a Cash Component Participant or an Equity Component Participant.

(gg)    “Payout Calculation Methodology” means as to any Performance Goal, the methodology for calculating the maximum amount earned by performance against the Performance Goal.

(hh)    “Performance Goals” mean any one or more of the following objective performance criteria, applied to either the Company or, except regarding stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined under United States Generally Accepted Accounting Principles (“GAAP”), under accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or EBITDA), (vi) earnings per share, (vii) stock price, (viii) return on equity, (ix) total stockholder return,

(x) growth in stockholder value relative to the moving average of the S&P 500 Index, or another index, (xi) return on capital, (xii) return on assets or net assets, (xiii) return on investment, (xiv) operating income or net operating income, (xv) operating margin, (xvi) market share, (xvii) overhead or other expense reduction, (xviii) objective customer indicators, (xix) improvements in productivity, (xx) attainment of objective operating goals, (xxi) objective employee metrics, (xxii) return ratios, (xxiii) objective qualitative milestones, or (xxiv) other objective financial or other metrics relating to the progress of the Company, any Parent or Subsidiary of the Company, any Affiliate (with respect to Actual Cash Awards only), or any division or department thereof. Each Performance Goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies. Unless the Administrator provides otherwise in accordance with the preceding sentence, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to or at the time of the issuance of an Equity Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period.

(ii)    “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator, in its sole discretion.

(jj)    “Performance Share” means an Equity Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals, performance objectives, or other vesting criteria as the Administrator may determine pursuant to Section 9 of the Equity Component.

(kk)    “Performance Unit” means an Equity Award which may be earned in whole or in part upon attainment of Performance Goals, performance objectives, or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 9 of the Equity Component, and which, for the avoidance, will include any Restricted Stock Units (as defined in Equity Plan) which may be earned in whole or in part upon attainment of Performance Goals or performance objectives in accordance with the same terms as applicable to Performance Units described herein.

(ll)    “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 6 of the Equity Component, or issued pursuant to the early exercise of an Option.

(mm)    “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 7 of the Equity Component. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(nn)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Equity Component.

(oo)    “Section 16(b)” means Section 16(b) of the Exchange Act.

(pp)    “Section 162(m)” means Section 162(m) of the Code and the regulations and interpretations promulgated thereunder.

(qq)    “Section 409A” means Section 409A of the Code and any proposed, temporary, or final U.S. Treasury Regulations and U.S. Internal Revenue Service guidance, as each may be amended from time to time.

(rr)    “Service Provider” means an Employee, Director, or Consultant.

(ss)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Equity Plan and/or Section 13 of the Equity Component.

(tt)    “Stock Appreciation Right” means an Equity Award, granted alone or in connection with an Option, that pursuant to Section 8 of the Equity Component is designated as a Stock Appreciation Right.

(uu)    “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(vv)    “Termination of Employment” means a cessation of the employee-employer relationship between a Cash Component Participant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

PALO ALTO NETWORKS, INC. 3000 TANNERY WAY SANTA CLARA, CA 95054 For Withhold For Against Abstain
For Against Abstain VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Standard Time on December 7, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time on December 7, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY E33891-P98045 PALO ALTO NETWORKS, INC. 1a. Frank Calderoni 1b. Carl Eschenbach 1c. Daniel J. Warmenhoven 1. Election of Class III Directors Nominees: The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4. 3. To approve, on an advisory basis, the compensation of our named executive officers. 4. To approve the Palo Alto Networks, Inc. Executive Incentive Plan. 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2018. The Board of Directors recommends you vote AGAINST proposal 5. 5. To consider and vote upon a stockholder proposal regarding a diversity report, if properly presented at the annual meeting. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E33892-P98045 PROXY PALO ALTO NETWORKS, INC. Proxy For Annual Meeting of Stockholders December 8, 2017 at 10:00 AM The undersigned stockholder of Palo Alto Networks, Inc., a Delaware corporation (“Palo Alto Networks”), hereby appoints Mark D. McLaughlin and Jeffrey C. True, or either of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Palo Alto Networks to be held on Friday, December 8, 2017 at 10:00 a.m. Pacific Standard Time at Palo Alto Networks’ headquarters located at 3000 Tannery Way, Santa Clara, CA 95054 and at any adjournment or postponement thereof, and to vote all shares of common stock of Palo Alto Networks held of record by the undersigned at the close of business on October 16, 2017, as hereinafter specified upon the proposals on the reverse side. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PALO ALTO NETWORKS. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES, “FOR” PROPOSALS 2, 3 AND 4 AND “AGAINST” PROPOSAL 5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Continued and to be signed on reverse side